Exhibit 10.6

AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	TERMS AND CONDITIONS ON DEDICATED FACILITY	4
3.	GENERAL CONDITIONS FOR THE MANUFACTURE OF PRODUCTS	5
4.	TERM	5
5.	PRODUCTS	5
6.	MANUFACTURING PROCESSES AND PROCEDURES	7
7.	TRANSPORTATION, TITLE AND RISK OF LOSS	12
8.	COMPENSATION AND PAYMENT	12
9.	NON-CONFORMING PRODUCTS	13
10.	REPRESENTATIONS, WARRANTIES AND COVENANTS	15
11.	COMPLIANCE	16
12.	INDEMNITY	19
13.	CONSEQUENTIAL DAMAGES AND LIMITATION OF LIABILITY	21
14.	FORCE MAJEURE	21
15.	TERMINATION	22
16.	PROPRIETARY RIGHTS	24
17.	CONFIDENTIALITY	25
18.	INFORMATION SECURITY REQUIREMENTS	27
19.	INSURANCE	28
20.	RECORDS AND AUDITS	29
21.	GOVERNING LAW	30
22.	DISPUTE RESOLUTION	30
23.	AGREEMENT TO COOPERATE	30
24.	GENERAL PROVISIONS	30

EXHIBITS
EXHIBIT A	LIST OF PRODUCTS, PRICES, GUARANTEED CAPACITIES, FOURTH FLOOR EXCLUSIVITY FEE FORMULA
EXHIBIT B	APPROVED MANUFACTURING LOCATIONS AND QUALIFIED MANUFACTURING EQUIPMENT
EXHIBIT C	SPECIFICATIONS AND PRODUCTION MATERIALS
EXHIBIT D	SUPPLIER QUALITY SYSTEM REQUIREMENTS
EXHIBIT E	CERTIFICATE OF ANALYSIS (COA) FORM
EXHIBIT F	SUPPLIER INFORMATION SECURITY EXHIBIT
EXHIBIT G	ANNUAL COMPLIANCE CERTIFICATION
EXHIBIT H	MEMORANDUM OF UNDERSTANDING

SCHEDULE 1	TERMINATION FEE SCHEDULE

i

This Amended and Restated Manufacturing and Supply Agreement (the “Agreement”) is made by and between American Accessories International, L.L.C., a Tennessee Limited Liability Company with offices at 550 W. Main Street, Suite 825, Knoxville, Tennessee 37902 (the “Purchaser”) and Huizhou Kimree Technology Co., Ltd. (惠州市吉瑞科技有限公司), a China Limited Company with offices at 3-5F, Block A, Litao Industrial Park, No. 16, Hechang West 3rd Road, Ping’nan Industrial Zone, Chenjiang Town, Huizhou, China (the “Manufacturer”) effective as of November 1, 2013 (“Effective Date”).

Whereas, the Purchaser and the Manufacturer have entered into the Manufacturing and Supply Agreement on May 16, 2013 (the “Original Agreement”) under which the Purchaser appointed the Manufacturer to manufacture the Products (as defined below) for, and supply the Products to, the Purchaser, and the Manufacturer accepted the appointment;

Whereas the Parties agree to build an Dedicated Facility to manufacture the Products and therefore desire to amend and replace the Original Agreement;

Now therefore, the Parties agree as follows:

1.                                      DEFINITIONS

The following defined terms shall have the meaning set forth below when used in this Agreement:

“Accessory Bundle” means wall charger, car charger and USB cable used to charge the electronic cigarette.

“Accessory Kit” means one Battery Assembly and one Accessory Bundle.

“Affiliate” means any entity that directly or indirectly controls a Party or is under common control with a Party. Affiliates include entities in existence as of the Effective Date and entities that are created during the Term.

“Altria Data” is defined in Exhibit F.

“Approved Manufacturing Locations” means one or more facilities approved by the Purchaser to manufacture and. store the Products under this Agreement, as provided further in Section 6.2.

“Authorizations” means all consents, licenses, permits, authorizations and registrations required to be obtained from or, as the case may be, filed with any government authority of the PRC in connection with the lease and build out of the Dedicated Facility and procurement and installation of the Equipment.

“Batch” is defined in Exhibit D.

“Battery Assembly” means the component of the electronic cigarette used to power the Cartridge and containing the battery, integrated circuit, puff sensor and other sub-components.

“Business Day” means days during which commercial banks are open for business in New York, New York, other than the official federal holidays in the U.S. and the national and provincial holidays in China, as published annually in the “Circular on the Arrangement of Certain Holidays” by the General Office of the State Council of the People’s Republic of China.

“Cartridge” means the component of the electronic cigarette containing the e-liquid, heater element, wicking system and other sub-components.

“Certificate of Analysis” or “COA” means the Certificate of Analysis Form for each Product as set forth in Exhibit E, which certifies that each Batch of Product manufactured under this Agreement conforms to the Specifications in Exhibit C and Supplier’s Quality System Requirements in Exhibit D.

“Compensation” means Product Prices, Volume True-Up, and the Fourth Floor Exclusivity Fee, collectively, as provided further in Section 8.1 and Exhibit A.

“Confidential Information” means any information or know-how (in any format) relating to a Party, or its Affiliates, or which the Party (or its Affiliates) has agreed to maintain as confidential, that is disclosed by or on behalf of one Party or its Affiliates to the other Party or its Affiliates.

“Covered Country” means each country that falls under the definition of “Covered Country” in Section 13(p) to the Securities Exchange Act of 1934, as amended from time to time.

“Customer” means Nu Mark LLC and its Affiliates.

“Dedicated Facility” means the new manufacturing facility to be used to manufacture Product under this Agreement, consisting of two factory buildings located at No. 8 Taixiang Road, Huichen Sandong Technology Industrial Park, Huizhou, Guangdong, China.

“Delivery Date” means the date specified on each Order by which the Products described in the Order must be delivered to the Delivery Location, as provided further in Section. 5.4.

“Delivery Location” has the meaning set forth in Section 7.2.2.

“Development Agreement” means the Development Services Agreement executed by Purchaser and Manufacturer effective as of February 10, 2012, together with all amendments thereafter.

“Effective Date” means November l, 2013.

“Equipment” is defined in Section 2.2.1.

“Facility Qualification” means Customer’s final qualification of the Dedicated Facility in accordance with the qualification protocol mutually agreed upon by Purchaser and Customer.

“Feasibility Report” means the “Project Pacific New Facility Feasibility Report” dated July 28, 2013, as amended with the approval of the Purchaser.

“Forecast” means a written rolling forecast of the Products to be purchased during the next following six Four Week Cycle (not including the Four Week Cycle in which the forecast is provided), as provided further in Section 5.3.

“Fourth Floor” means the fourth floor production space of the Manufacturer’s current manufacturing facility located at Block A, Xianhuadchui Industrial Park, No. 50, Zhongkai High-Tech Zone, Huizhou, Guangdong, China.

“Fourth Floor Exclusivity Fee” means the amount to be paid by the Purchaser to the Manufacturer, when applicable, as further defined in Section 8.2.1 and calculated in accordance with the formula set forth in Exhibit A.

“Four Week Cycle” means each of the 13 four week periods that match the fiscal weeks identified by IS08601-2004.

“Guaranteed Capacities” means the quantities of Battery Assemblies and Cartridges that the Manufacturer covenants it will be capable of manufacturing during each Four Week Cycle during the Term, stated in Exhibit A, as updated from time to time in accordance with this Agreement.

“Kimree HK” means Kimree Technology (HK) Co., Ltd. (吉瑞科技(香港)有限公司), a Hong Kong limited liability company.

“Law” or “Laws” means a national, federal, state, provincial, municipal or local statute, common law, constitutional provision, code, ordinance, rule, regulation, directive, order, guidance or other requirement of a governmental authority.

“Manufacturer Default” means any of the events described in Section 15.1 where the Manufacturer is the defaulting party, or in Section 15.2.1 or 15.2.4.

“Manufactured Cost per Unit” means with respect to each Product, the sum of:

(a)                                 the per-unit price charged by the Manufacturer for such Product; plus

(b)                                 to the extent not included in (a) above, the per-unit cost of any Production Materials acquired and incorporated into such Product by the Manufacturer in accordance with this Agreement, each as stated in Exhibit A, as updated from time to time in accordance with this Agreement.

“Minimum Quantities” means the minimum quantities of Cartridges and Battery Assemblies that Purchaser agrees to purchase in each Four Week Cycle, as provided further in Section 5.2.5.

“Order” means a written directive from the Purchaser to the Manufacturer to manufacture, deliver, and sell Product, as provided further in Section 5.4.

“Party” means the Purchaser, or the Manufacturer.

“Parties” means the Purchaser and the Manufacturer collectively.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” or “China” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for the purpose of this Agreement.

“Product” or “Products” means the electronic cigarettes, Cartridge refill packs, Battery Assemblies, Accessory Bundles (and each component thereof) and Accessory Kits to be manufactured, purchased and sold under this Agreement.

“Product Prices” means the per unit charges for the e-cigarettes, Cartridge refill packs, Battery Assemblies, Accessory Bundles (and each component thereof) and Accessory Kits to be manufactured and sold under this Agreement as stated in Exhibit A, as updated from time to time in accordance with this Agreement.

“Production Materials” means the raw materials, components and sub-components used to manufacture the Products, as provided further in Section 6.4 and Exhibit C.

“Qualified Manufacturing Equipment” means equipment within the Approved Manufacturing Locations that Purchaser has approved in advance as capable of manufacturing the Products in conformance with the Specifications and other provisions of this Agreement, as provided further in Exhibit B.

“Qualification Period” means the period beginning on December 16, 2013 and continuing until March 8, 2014 (or such earlier date as Purchaser and Customer may mutually agree), during which Products will be manufactured at the Dedicated Facility for the purposes of installing, qualifying and balancing the production lines and manufacturing test Products.

“Quality Credit” means the measure of damages due to the Purchaser if Product is non-conforming or fails to be delivered by the applicable Delivery Dates, as provided further in Section 9.3.

“SKU” means Stock Keeping Unit.

“Specifications” means the process requirements, Production Materials and other criteria to which the Product and manufacturing process must conform, as provided further in Exhibit C.

“Step-in Rights Agreement” means the step-in rights agreement executed on November 1, 2013 by and among the Customer, the Purchaser, and the Manufacturer.

“Supplier Quality System Requirements” means the requirements for the manufacture, labeling, packaging, storage and delivery of the Products, as described in Exhibit D.

“Term” means the period starting on the Effective Date and ending on November 1, 2019, as provided further in Section 4.1.

“Termination Fee” means the Termination Fee set out in Schedule 1 for the month in which the Agreement is terminated.

“Volume True-Up” means the compensation to which the Manufacturer shall be entitled if the Purchaser purchases less than the Minimum Quantities (except as a consequence of an act or omission of the Manufacturer or Force Majeure) and to which the Purchaser shall be entitled if it purchases more than the Minimum Quantities as stated in Exhibit A, as adjusted from time to time in accordance with this Agreement.

2.                                      TERMS AND CONDITIONS ON DEDICATED FACILITY

2.1                               Dedicated Facility

2.1.1                               Manufacturer has entered into a lease agreement and a construction agreement to build out the Dedicated Facility pursuant to the terms and conditions herein, which will include the purchase and installation by the Manufacturer of certain equipment (the “Equipment”) as set forth in the Feasibility Report.

2.1.2                               The Dedicated Facility will meet all quality standards required by the Purchaser under this Agreement as well as all applicable PRC legal requirements. The Purchaser shall have the right to supervise and administer the construction of the Dedicated Facility and the Manufacturer shall fully cooperate.

2.1.3                               Upon the Purchaser’s request, the Manufacturer must promptly deliver to the Purchaser design information concerning the Dedicated Facility to the extent such information is commercially reasonable for the Manufacturer to obtain and copies of all Authorizations.

2.1.4                               The Manufacturer covenants that (i) the leasing and building out of the Dedicated Facility and its procurement and installation of Equipment will comply in a timely manner with the Feasibility Report, this Agreement and all applicable Laws and (ii) all Authorizations are obtained in a timely manner and maintained. Any amendment or modification to the Feasibility Report must be approved by the Purchaser in writing.

2.1.5                               The Dedicated Facility shall be fully dedicated and used exclusively for manufacturing the Products for the Purchaser.

2.2                               Refund of Financing for the Dedicated Facility

2.2.1                               The Manufacturer and Kimree HK jointly and severally undertake to within 90 days of the execution of this Agreement repay to the Purchaser all funds previously paid by Purchaser as advance payments to finance the costs of leasing and building out of the Dedicated Facility in the amount of $12,500,000.

3.                                      GENERAL CONDITIONS FOR THE MANUFACTURE OF PRODUCTS

3.1                               Subject to other provisions of this Agreement, the Manufacturer shall dedicate the Fourth Floor (only before October 1, 2014) and the Dedicated Facility for the exclusive use of manufacturing the Products for the Purchaser, and shall not use the Fourth Floor and the Dedicated Facility to manufacture any other product other than the Products, including the Manufacturer’s own products or the products of the Manufacturer’s other customers. All process and equipment for manufacturing the Products shall be contained to the Fourth Floor or the Dedicated Facility and shall not be permitted in any other areas of the Manufacturer’s production facility without prior written approval by the Purchaser. The Manufacturer shall not allow its other customers to visit or have other access to the Fourth Floor or the Dedicated Facility during the Term.

3.2                               The Manufacturer shall guarantee that the production capacity of the Fourth Floor (when applicable) and the Dedicated Facility (after the Facility Qualification) will meet the minimum quantity (the “Guaranteed Capacities”) as set forth on Exhibit A.

3.3                               The Manufacturer shall start Good Manufacturing Practice (GMP) certification of the Dedicated Facility as soon as possible but no later than March 10th, 2014 when the production shall be started by the Manufacturer in the Dedicated Facility. The Purchaser will reimburse the Manufacturer for the costs of GMP certification actually incurred by the Manufacturer. If the GMP certification requires additional renovations or improvements, it shall be approved by the Purchaser in writing in advance and the relevant costs shall be billed by the Manufacturer to the Purchaser on actually incurred basis.

3.4                               All Products shall be strictly manufactured in accordance with the Specifications and packaging and labeling requirements provided to the Manufacturer and shall be affixed with the Customer Trademarks (as defined in Section 16.2.1) as specified by the Purchaser in writing. In the event that the quality of any Product fails to meet the Specifications or the requisite quality standards, without affecting any other rights and remedies of the Purchaser under the Agreement, the Purchaser shall have the right to require the Manufacturer immediately to discontinue production of the non-conforming products. The Manufacturer shall not distribute, offer for sale or otherwise use any non-conforming Products or any packaging that is damaged.

3.5                               Manufacturer represents and covenants that the Products will be manufactured solely by the Manufacturer in the Dedicated Facility at all times during the Term and by the Manufacturer on the Fourth Floor before October 1, 2014. The Manufacturer shall obtain the Purchaser’s prior written approval in order to have the Products, or any aspect of it, manufactured by a subcontractor of the Manufacturer.

4.                                      TERM

4.1                               This Agreement will commence on the Effective Date and will continue until November 1, 2019 unless terminated as provided in Article 15 below.

4.2                               As of the Effective Date, this Agreement amends, restates and supersedes the Original Agreement in its entirety.

5.                                      PRODUCTS

5.1                               Products

The Purchaser engages the Manufacturer to manufacture and package the Products listed on Exhibit A and to transport, export, import, deliver and sell the Products to the Purchaser in accordance with the provisions of this Agreement. The Purchaser commits to purchase the Products listed on Exhibit A from the Manufacturer provided they are manufactured, packaged, transported, exported, delivered and sold to the Purchaser in accordance with the provisions of this Agreement.

5.2                               Quantity

5.2.1                               The Manufacturer agrees to manufacture and sell to the Purchaser, and the Purchaser agrees to purchase, during each Four Week Cycle during the Term, Products in the quantities and subject to the ordering procedures set forth in this Agreement.

5.2.2                               The Manufacturer covenants that, as of the Effective Date and until October 1, 2014, the Fourth Floor is, and will remain, capable of manufacturing no less than the Guaranteed Capacities for the Fourth Floor as stated on Exhibit A.

5.2.3                               The Manufacturer further covenants that once Facility Qualification has been completed, the Dedicated Facility will be capable of manufacturing no less than the Guaranteed Capacities for the Dedicated Facility as adjusted in accordance with Section 6.1.1.

5.2.4                               The Manufacturer must, as soon as commercially practicable, report to the Purchaser any major business decision made by the Manufacturer that could adversely affect the Manufacturer’s ability to perform under this Agreement.

5.2.5                               The Purchaser shall purchase a minimum quantity of 70% of:

(a)              before (i) October 1, 2014 or (ii) such other earlier date agreed by both Parties, the Guaranteed Capacities of Cartridges and Battery Assemblies for both the Fourth Floor and the Dedicated Facility; and

(b)              after the date stated in (a) above, the Guaranteed Capacities of Cartridges and Battery Assemblies for the Dedicated Facility,

in each Four Week Cycle (such quantities, the “Minimum Quantities”). The Parties will engage in good faith negotiations during the Qualification Period to determine the compensation to which the Manufacturer will be entitled if the Purchaser purchases less than the Minimum Quantities (except as a consequence of an act or omission of the Manufacturer or Force Majeure) and to which the Purchaser shall be entitled if it purchases more than the Minimum Quantities (the “Volume True-Up”). Upon reaching agreement on the Volume True-Up, the Purchaser will update Exhibit A accordingly, both Parties will initial it and it will then become part of this Agreement.

5.3                               Forecasts

No later than the first Business Day of each month during the Term, the Purchaser will provide a written rolling forecast of the Products to be purchased during the next following six Four Week Cycles (not including the Four Week Cycle in which the forecast is provided) (the “Forecast”). The Forecast will be provided for planning purposes only and shall not be deemed an Order to purchase Products.

5.4                               Orders

The Purchaser will submit Orders to the Manufacturer or Kimree HK for Products on an as needed basis. During any Four Week Cycle, however; the Manufacturer will not be obligated to deliver a quantity of Products which in the aggregate exceeds the applicable Guaranteed Capacities. The Delivery Location and SKU mix of products in each Order will be subject to the mutual agreement of the Parties. Each Order will specify the types and quantities of Products to be manufactured and delivered, the required Delivery Date and the Delivery Location. The Manufacturer and Kimree HK must use their best efforts to deliver all Products by the Delivery Date, but will not be obligated to deliver the Products in any Order in less than six (6) weeks after receipt of the Order. Notwithstanding the previous sentence, if the Manufacturer or Kimree HK determines that it will be unable to deliver an Order by the required Delivery Date, the Manufacturer or Kimree HK must immediately notify the Purchaser and the Parties will mutually agree on a Delivery Date. Time is of the essence for all Orders once the Delivery Date and Delivery Location have been mutually agreed. All Orders must be signed by an authorized representative of the Purchaser, and any unsigned orders cannot be accepted by the Manufacturer or Kimree HK to establish a contract of sale. Each signed Order may be transmitted to and from the Manufacturer or Kimree HK by hand, mail, air courier, facsimile or electronic transmission in PDF format. Acceptance of an. Order issued by the Purchaser is expressly limited to its terms and the terms of this Agreement and the Order and must be chopped by the applicable Manufacturer or Kimree HK. Any modification or change in the terms of any Order shall only be binding if accepted by the Purchaser in writing by the Purchaser’s authorized representative. Each Order accepted by the Manufacturer or Kimree HK shall incorporate all the terms of this Agreement and will be a separate contract of sale. This Agreement will not accompany each Order but will apply to all Orders between the Parties. If the amount of any Product in an Order exceeds the then current Forecast for such Product, the Purchaser must notify the Manufacturer or Kimree HK and the Manufacturer or Kimree HK will not be obligated to fulfill the Order unless and until the Manufacturer or Kimree HK has confirmed to the Purchaser that it has sufficient Production Materials in inventory to fulfill the Order.

5.5                               New Products

From time to time, Customer or its Affiliates may, through Purchaser, submit to the Manufacturer specifications for new products or new specifications for the Products. In addition, in accordance with the Development Agreement, Customer or its Affiliates may develop new products or Products with new specifications with the Manufacturer. If and when the Parties decide to manufacture, purchase and sell a new product in commercial quantities, Exhibit A to this Agreement will be modified accordingly and such new product will be deemed a Product under this Agreement.

5.6                               Exclusivity

5.6.1                               The Manufacturer acknowledges that it may not be the exclusive supplier of the Products to the Purchaser and the Purchaser may obtain Products from other providers in order to qualify alternate suppliers.

5.6.2                               During the Term of this Agreement, none of the Manufacturer or any of its Affiliates shall contract or otherwise deal directly with the Customer or its Affiliates for the production of the Products or similar products unless it does so under the Step-in Rights Agreement.

5.6.3                               Nothing in this Agreement will limit or prohibit the Manufacturer from manufacturing electronic cigarettes for its other customers, except as provided in Sections 6.2 (Approved Manufacturing Locations), 10.2.3 (Production Materials) and Articles 16 (Proprietary Rights) and 17 (Confidentiality).

6.                                      MANUFACTURING PROCESSES AND PROCEDURES

6.1                               Qualification Period of Dedicated Facility

6.1.1                               During the Qualification Period, the Manufacturer must manufacture Products at the Dedicated Facility for the purposes of installing, qualifying and balancing the production lines and manufacturing test Products.

6.1.2                               Products manufactured at the Dedicated Facility during the Qualification Period will not be subject to Section 6.3 (Qualified Manufacturing Equipment). The Purchaser will compensate the Manufacturer for conforming Products manufactured at the Dedicated Facility during the Qualification Period in accordance with the Product Prices set forth for the pre-Facility Qualification period under Exhibit A. With respect to any nonconforming Products manufactured at the Dedicated Facility during the Qualification Period, the Purchaser will compensate the Manufacturer in an amount equal to 70% of the Product Prices set forth for the pre-Facility Qualification Period under Exhibit A.

6.1.3                               During the Qualification Period, the Manufacturer will continue to manufacture Products on the Fourth Floor in accordance with the Orders issued by the Purchaser.

6.1.4                               Except for the manufacturing provided under Section 6.1.1, the Manufacturer must obtain the Purchaser’s prior written approval of the Dedicated Facility as an Approved Manufacturing Location as provided in Section 6.2 below before the Manufacturer may manufacture any Products in the Dedicated Facility. Likewise, the Purchaser will not be obligated to purchase any Products manufactured in the Dedicated Facility unless and until it has approved the Dedicated Facility as an Approved Manufacturing Location.

6.1.5                               During the Qualification Period but by no later than the end of the Qualification Period, the Parties will engage in good faith negotiations to revise the list of Products, SKUs and Guaranteed Capacities and determine the Manufactured Cost Per Unit applicable from and after Facility Qualification. Upon reaching agreement on any such item, the Purchaser will update Exhibit A accordingly, both Parties will initial it and it will then become part of this Agreement accordingly.

6.2                               Approved Manufacturing Locations

6.2.1                               The Manufacturer covenants that the Products will be manufactured and stored only at facilities approved in advance by the Purchaser (the “Approved Manufacturing Locations”). The list of the Approved Manufacturing Locations as of the Effective Date is set forth on Exhibit B. After Facility Qualification, the Purchaser will revise Exhibit B to include the Dedicated Facility, the Parties will initial the revised Exhibit B, and it will then become part of this Agreement.

6.2.2                               Except as provided in Section 6.2.3, all Approved Manufacturing Locations must be dedicated to and used solely and exclusively for the manufacture of the Products and storage of the Production Materials.

6.2.3                               After Facility Qualification, the Fourth Floor must continue to be dedicated to and used solely and exclusively for the manufacture of the Products and storage of the Production Materials until October 1, 2014 or such other earlier date as agreed by the Parties.

6.2.4                               Only employees of the Manufacturer will be permitted access to the Fourth Floor and Dedicated Facility, except as follows:

(a)              The Purchaser, the Customer and their Affiliates (and their respective employees) and the Purchaser’s agents and designees will be allowed access to the Fourth Floor and Dedicated Facility as provided elsewhere in this Agreement.

(b)              The Manufacturer’s and Customer’s agents and other designees may be allowed access as approved in advance by the Purchaser.

(c)               Government authorities with jurisdiction over the Manufacturer or the Products will be allowed access as provided by applicable Law. If such governmental authority requires access, then to the extent reasonably feasible, the Manufacturer will provide the Purchaser with advance notice of such access.

(d)              Construction crews and other personnel (including but not limited to, government inspectors and construction management personnel) will be allowed access to the Dedicated Facility as necessary for the build out of the Dedicated Facility and installation of Equipment.

(e)               Personnel conducting periodic maintenance or repairs at the Dedicated Facility will be allowed access as reasonably required to perform the maintenance or repairs.

(f)                Personnel of vendors confirmed by the Purchaser will be allowed to access as reasonably requested to deliver the Production Materials.

6.2.5                               The Manufacturer shall not allow any visitors or any of its other customers to have access to:

(a)              the Fourth Floor until October 1, 2014 or such other earlier date as agreed by the Parties; or

(b)              to the Dedicated Facility at any time during the Term, except as otherwise permitted under Section 6.2.4 or any other subcontractor for the purposes of performing under this Agreement who are subject to nondisclosure obligations comparable in scope to those to which the Manufacturer is subject under this Agreement.

6.2.6                               For the avoidance of doubt, Section 6.2.4 and Section 6.2.5 shall not apply to the reception areas and other non-manufacturing areas of the Fourth Floor and the Dedicated Facility.

6.3                               Qualified Manufacturing Equipment

The Manufacturer covenants that the Products will be manufactured only using equipment within the Approved Manufacturing Locations that the Purchaser has approved in advance as capable of manufacturing the Products in conformance with the Specifications and other provisions of this Agreement (the “Qualified Manufacturing Equipment”). A list of Qualified Manufacturing Equipment as of the Effective Date is set forth on Exhibit B. The Parties may update the list of Qualified Manufacturing Equipment by updating and initialing Exhibit B.

6.4                               Production Materials and Specifications

6.4.1                               The Manufacturer covenants that the Products will be manufactured using only raw materials, components and sub components set forth on Exhibit C or otherwise approved in advance by the Purchaser (the “Production Materials”). As set forth in Exhibit C, the Manufacturer must purchase certain of the Production Materials only from vendors confirmed by the Purchaser.

6.4.2                               The Manufacturer covenants that the Products will be manufactured, labeled, packaged, stored and delivered in strict conformance with the Specifications in Exhibit C and the Supplier Quality System Requirements in Exhibit D.

6.4.3                               The Purchaser will communicate any proposed changes to the Specifications or Production Materials to the Manufacturer in writing. The Manufacturer will have no obligation to provide Products conforming to the modified Specifications or Production Materials unless and until the Manufacturer has agreed to the change, the Purchaser has updated Exhibit C and both the Manufacturer and the Purchaser have initialed it. Once initialed by both parties, the revised Exhibit C will become part of this Agreement.

6.4.4                               The Manufacturer may request an adjustment to the Product Prices by notifying the Purchaser in writing if a modification to the Specification or Production Materials results in an increase of the Manufacturer’s cost of the Production Materials or cost of manufacturing the Products. The Manufacturer will have no obligation to provide Products conforming to the modified Specifications or Production Materials unless and until the Parties have agreed upon the adjusted Product Prices. Upon reaching an agreement, the Purchaser will update Exhibit A, both Parties will initial it, and the revised Exhibit A will become part of this Agreement. The adjusted Product Prices will apply to all Product manufactured in accordance with the modified Specifications or Production Materials.

6.4.5                               If a modification to the Specifications or Production Materials causes one or more Production Materials held by the Manufacturer to become obsolete and the Manufacturer notifies in willing the Purchaser of such obsolescence, then at the Purchaser’s option, the Purchaser will either (a) allow the Manufacturer to manufacture the Products with the obsolete Production Materials, or (b) compensate the Manufacturer at the Manufacturer’s actual cost with no mark up, or (c) at the request of the Manufacturer, allow the Manufacturer to sell the obsolete Production Materials. The Purchaser’s obligation under this Section, however, will be reduced to the extent that the Manufacturer has purchased Production Materials in excess of the amounts necessitated by the then-current Forecast.

6.4.6                               If the Customer modifies the Specifications or Production Materials for a particular Product, the Purchaser will make corresponding adjustments to the appropriate COA form, both Parties will initial it, and the revised COA form will become part of this Agreement.

6.5                               Supplier’s Quality System Requirements

The Manufacturer must comply with the Supplier Quality System Requirements set forth on Exhibit D. Upon the Purchaser’s request, the Manufacturer must submit to the Purchaser (or cause to be submitted), a written plan for quality assurance and quality control at the Approved Manufacturing Locations with respect to the Products and the Production Materials. Upon reasonable advance notice, the Purchaser may require modifications to the plan. Once the Manufacturer has agreed to such modifications, the Manufacturer must strictly comply with the modified plan. Compliance with the plan, however, will not relieve the Manufacturer of its obligations to provide Products that conform to the Specifications and other requirements in this Agreement; provided, however, that the Manufacturer shall have no liability under this Agreement for any nonconformity to the extent caused by its compliance with written instructions or directions provided by the Purchaser.

6.6                               Additional Quality Assurance Requirements

6.6.1                               Subject to Exhibit D, at all times during the manufacture, labeling, packaging, storage and transportation of the Products and during the transportation and storage of the Production Materials, the Manufacturer must use reasonable care to do all of the following:

(a)              Maintain the quality and integrity of the Products and Production Materials.

(b)              Keep and maintain proper storage conditions for the Products and Production Materials.

(c)               Maintain the Approved Manufacturing Locations and Qualified Manufacturing Equipment in good condition in accordance with industry standards, ordinary wear and tear excepted.

(d)              Maintain all locations where the Products or Production Materials are stored in good repair, in safe and clean condition and free from pests and vermin.

(e)               Ensure that the Products and Production Materials remain free from pests, vermin, Hazardous Materials (defined below), noxious odors, and moisture that impair the salability of the Products, and any other condition that may cause loss or damage to the Products. “Hazardous Materials” means (a) any substance or mixture listed, defined, or otherwise determined by an agency or court to be hazardous, toxic, dangerous or otherwise regulated, affected, controlled or giving rise to liability under any Law; (b) asbestos or asbestos-containing materials; (c) polychlorinated biphenyls (pcbs); (d) radon gas; and (e) laboratory or medical wastes.

6.6.2                               The Manufacturer must promptly notify the Purchaser of any event that creates or could create a material risk of loss or damage to the Products or Production Materials, including, but not limited to, fire, smoke, flood, Hazardous Material release, theft, or casualty.

6.7                               Audits and Inspections during Manufacturing

6.7.1                               The Purchaser and its designee (which may include a third party monitoring firm) will have reasonable access to the Fourth Floor and the Dedicated Facility from time to time, upon reasonable prior notice and during regular business hours, to (a) audit compliance with the quality assurance procedures described in this Article 6 and Exhibit D and (b) inspect the manufacturing, storage and logistics operations.

6.7.2                               Such audits and inspections must not impede or interfere with the production of Product.

6.7.3                               Such audits and inspections will not relieve the Manufacturer of its obligations to provide Products that comply in all respects with the Specifications and other requirements in this Agreement.

6.7.4                               The Purchaser will also be entitled to review all quality control and quality assurance records, to inspect the Products during manufacture and to witness all tests.

6.7.5                               The Manufacturer must use its best efforts to secure for the Purchaser the right to inspect all of the Manufacturer’s suppliers’ facilities for quality assurance purposes.

6.8                               Finished Product Testing

6.8.1                               Notwithstanding any other provisions herein, for each Batch of Product manufactured under this Agreement, the Purchaser will arrange for Product sample testing in accordance with the requirements set forth in Exhibit D at the Hong Kong Standards and Testing Center, but the Manufacturer shall select, provide and retain samples of the Products according to the requirements in Exhibit D.

6.8.2                               Any Batch that fails to meet the requirements in Exhibit D shall not be shipped to the Purchaser and the Purchaser will have no obligation to purchase such Batch of Product The Purchaser will promptly notify the Manufacturer that the Batch has failed the testing and the Parties will mutually agree whether the Product in the Batch should be reworked and retested or disposed. If the failure is caused by the Manufacturer, the rework or disposal of the Product shall be at the Manufacturer’s cost and expense. If the Manufacturer disposes of the Product, the Manufacturer will certify the disposal to the Purchaser in writing.

6.9                               Business Continuity

6.9.1                               No later than sixty (60) days after the Facility Qualification of the Dedicated Facility, the Manufacturer must prepare and submit for the Purchaser’s approval (which will not be unreasonably withheld) a business continuity plan that includes, at a minimum, the following:

(a)              Offsite storage for non-degradable Production Materials.

(b)              A plan for an alternate facility capable of producing Products on either a short term basis in case the Manufacturer is unable to manufacture product due to Force Majeure, or on a permanent basis. Such alternate facility must be approved by the Purchaser as an Approved Manufacturing Location before the Manufacturer may have Products manufactured there.

(c)               A plan for alternate supply of Production Materials should any such item have limited availability or become unavailable. The plan must identify any Production Materials that are critical dependencies because there are limited or no substitutes or alternative suppliers, either in fact or as a practical matter (e.g., alternatives are oversubscribed).

6.9.2                               The Manufacturer must periodically (no less often than annually) review and update the business continuity plan and submit it to the Purchaser for the Purchaser’s approval. The Purchaser’s approval will not be unreasonably withheld.

6.9.3                               The Parties acknowledge and agree that Product manufactured at the alternate facility during Force Majeure may be subject to different delivery lead times or prices, depending on the circumstances. The Manufacturer will promptly notify the Purchaser in writing if modifications to delivery lead time or prices are warranted, and the Parties will engage in good faith negotiations to modify the delivery lead times or prices, or both.

6.9.4                               For business continuity purposes, the Manufacturer covenants to maintain a sufficient quantity of Production Materials on-hand at the Approved Manufacturing Locations at all times in quantities sufficient to manufacture Product in compliance with the then-current Forecast.

7.                                      TRANSPORTATION, TITLE AND RISK OF LOSS

7.1                               Certificate of Analysis

Before shipping (or causing to be shipped) each Batch of Product to the Purchaser, the Manufacturer must comply with the COA requirements set forth in Exhibit E, using the appropriate form set forth in Exhibit E, and send the completed COA to the Purchaser.

7.2                               Delivery and Transportation

7.2.1                               The Products will be delivered FOB Hong Kong. The Manufacturer must prepare the Products for shipping in accordance with the requirements in Exhibit C. The Manufacturer must carry contracts of insurance during transportation.

7.2.2                               The Manufacturer will be responsible for arranging for the transportation of all Products from the Approved Manufacturing Locations to the delivery location in the Hong Kong (“Delivery Location”). The Manufacturer will be responsible for paying all transportation costs directly to the carriers. The Purchaser will not be responsible for paying any demurrage, detention to other similar charges due to the Manufacturer’s failure to schedule or load any Product shipment in a timely manner.

7.3                               Exporting and Importing Requirements

7.3.1                               As requested by the Purchaser, the Manufacturer will be the exporter of record for all Products. The Manufacturer must comply with the all applicable export, customs and duties requirements.

7.3.2                               If a change in applicable Law materially changes the Manufacturer’s exporting obligations, the Manufacturer will be allowed a reasonable time (not to exceed any applicable regulatory deadlines) to comply with the modified exporting obligations. The Manufacturer will be entitled to request a change to any Delivery Date then in effect in order to comply with the modified exporting obligations.

7.3.3                               The Manufacturer will provide necessary cooperation to the Purchaser for the compliance by the Purchaser and the Customer with all applicable import, customs and duties requirements of the U.S.

7.4                               Transfer of Title and Risk of Loss Title and risk of loss to the Product will pass from the Manufacturer to the Purchaser upon receipt at the Delivery Location.

8.                                      COMPENSATION AND PAYMENT

8.1                               Product Prices

8.1.1                               The Purchaser will pay for all conforming Product delivered under this Agreement in accordance with the Product Prices determined in accordance with Section 6.1.5 prior to Facility Qualification and stated in Exhibit A. The Manufacturer and the Purchaser may modify the Product Prices from time to time thereafter as provided in Section 8.3 below.

8.1.2                               The Product Prices constitute full and complete compensation for the Products manufactured, sold and delivered under this Agreement, including all materials, labor, transportation, fees, fringe benefits, insurance, profit, overhead and taxes (except sales and use taxes, if any) in connection with the manufacture, delivery and sale of the Products. Except for Fourth Floor Exclusivity Fee (when applicable) no compensation in addition to the Product Prices stated in Exhibit A will be payable by Purchaser.

8.2                               Compensation regarding Fourth Floor

8.2.1                               For each Four Week Cycle from the Effective Date until the Four Week Cycle during which Facility Qualification occurs or January 31, 2014, whichever is later, the Purchaser will pay to Manufacturer a Fourth Floor Exclusivity Fee, which shall be calculated in accordance with the formula set forth in Part I of Exhibit A.

8.2.2                               Manufacturer shall issue a separate invoice to the Purchaser for the Fourth Floor Exclusivity Fee after the end of each Four Week Cycle. The Purchaser will pay such invoice in accordance with the requirements in Section 8.4.

8.3                               Adjustments

The Parties acknowledge that the Guaranteed Capacities, the Volume True-Up, and Manufactured Cost Per Unit are based, in part, on the Specifications and the efficiency of the manufacturing processes as of the Effective Date. The Guaranteed Capacities, the Volume True-Up and the Manufactured Cost Per Unit may change as the manufacturing efficiency changes or if the Specifications are modified. If any of these events occurs, the Parties will negotiate in good faith to adjust the Guaranteed Capacities, the Volume True-Up and the Manufactured Cost Per Unit. Upon reaching agreement on any such item, the Manufacturer and the Purchaser will update Exhibit A accordingly, both parties will initial it and it will then become part of this Agreement.

8.4                               Invoices and Payments

8.4.1                               Terms of payment for Product and terms for delivering invoices shall be determined through separate negotiation by the Parties when the Purchaser places an order for each batch of Products.

8.4.2                               The Manufacturer’s invoices must be accompanied by all documentation reasonably required to support the invoiced amount Any invoices submitted to the Purchaser in an improper format or without the required information or documentation will be returned unpaid to the Manufacturer for correction and resubmission.

8.4.3                               The Purchaser will pay all undisputed amounts of properly documented invoices in accordance with the payment provisions to be specified in an applicable Order. No payment made by the Purchaser will relieve the Manufacturer of its obligations to perform in strict compliance with the requirements in this Agreement. In addition, no payment by the Purchaser will be deemed the Purchaser’s acceptance of the Products described on the invoice.

8.4.4                               If the Purchaser disputes the amounts stated on any invoice, then the Purchaser will pay the undisputed portion in accordance with terms agreed by both Parties or Section 8.4.3 and the Parties will promptly meet (either in person or by conference call) to resolve the dispute. The Manufacturer will not be entitled to stop production of the Product while the Parties resolve the dispute for a period of 90 days after the Manufacturer provides written notice of the dispute.

9.                                      NON-CONFORMING PRODUCTS

9.1                               Rejection or Return of Products

9.1.1                               The Purchaser will be entitled to reject or return any Products that do not conform to the Specifications or other requirements in this Agreement (unless such non-conforming product are attributable to any specification or production procedure designated by the Purchaser, or any deterioration of any materials designated by the Purchaser due to time factor), provided the Purchaser has notified the Manufacturer in writing of the nonconforming Products no later than one hundred eighty (180) days after the date of manufacture of the nonconforming Products.

9.2                               Remedies upon Rejection or Return

9.2.1                               At the Purchaser’s option but at the Manufacturer’s expense, the Purchaser will either (a) return nonconforming Products to the Manufacturer and require the Manufacturer to either rework or destroy the nonconforming Products, or (b) inform the Manufacturer and destroy (or cause a designated third party to destroy) the nonconforming Products. The Party that destroys the nonconforming Products must provide the other Party with an affidavit certifying such destruction.

9.2.2                               Upon the Purchaser’s rejection of nonconforming Products, and at the Purchaser’s option, the Manufacturer must either (a) provide the Purchaser with a credit against future Product purchases equal to the Product Price paid by the Purchaser with respect to the nonconforming Products or (b) deliver replacement Products to the Purchaser.

9.3                               Liquidated Damages

9.3.1                               The Manufacturer acknowledges that its failure to deliver conforming Products to the Purchaser may have a material adverse effect on the Purchaser’s sales and revenues and that the actual amount of damages the Purchaser would sustain because of such failure may be difficult to ascertain with certainty. Therefore, if during a calendar quarter more than 10% of the Products delivered by the Manufacturer fail to conform to the Specifications or the requirements in Exhibit C, the Purchaser will be entitled to deduct a Quality Credit from the next invoice it receives from the Manufacturer in the amount of the invoice value of each Product that was nonconforming.

9.3.2                               The Purchaser confirms that the annual order quantity placed with the Manufacturer will not be less than fifty two (52) shipments, on which premises if over 10% of such shipments are late for delivery in a calendar year due to the Manufacturer’s own reason, the Purchaser will be entitled to deduct a Quality Credit from the next invoice it receives from the Manufacturer in the amount of the invoice value of each Product that was delivered late.

9.3.3                               During any calendar year, the Quality Credit paid by the Manufacturer will not exceed $2,000,000 or 20% of the aggregate Compensation paid or payable by the Purchaser for Product during the immediately preceding twelve (12) months, whichever is greater. The Manufacturer’s liability for Quality Credits will be subject to the limitation of liability amounts in Section 13.2.

9.3.4                               The Manufacturer acknowledges and agrees that the Quality Credit is reasonable compensation for the actual loss of the Purchaser and is in no event to be considered a penalty, and if the Quality Credit is deemed unreasonable or not enforceable by the court as specified under Article 22, the amount of the Quality Credit should be the maximum amount permitted under applicable Laws. This Quality Credit will be in addition to the remedy stated in Section 9.2.2 above.

9.4                               Recalls

The Manufacturer must cooperate with the Purchaser if nonconforming Products are recalled from commerce. Whether to recall Products will be in the Purchaser’s sole discretion. The remedies stated in Sections 9.2 and 9.3 will be the Purchaser’s exclusive remedy in the event nonconforming Product is recalled.

9.5                               Exclusive Remedies

Except for the Purchaser’s right to terminate this Agreement as provided in Section 15.2.1 (termination), the remedies set forth in Sections 9.2 and 9.3 above will be the Purchaser’s exclusive remedies for the Manufacturer’s failure to deliver conforming Products under this Agreement. This limitation will not, however, limit the Purchaser’s remedies for other breaches of this Agreement. For the avoidance of doubt, the Quality Credit limits stated in Section 9.3.3 and the limitation of liability stated in Section 13.2 will apply even if Purchaser terminates this Agreement.

9.6                               Known Defects

If the Manufacturer becomes aware of a possible defect or deviation from the Specifications in the Products, either before or after shipment to the Purchaser, the Manufacturer must immediately notify the Purchaser in writing. The Manufacturer must immediately seek to remedy such non-compliance. The Manufacturer must promptly identify and, at the Purchaser’s request, segregate all nonconforming Products in its possession. The Manufacturer must take any action the Purchaser specifies with respect to the nonconforming Products, including shipping the nonconforming Products to the Purchaser for the Purchaser’s inspection and/or destruction.

10.                               REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                        Warranty of Title

10.1.1                        The Manufacturer represents, warrants and covenants that title to all Products delivered under this Agreement will be good and its transfer rightful, and free from all security interests, claims, demands, hens and any other encumbrances of any kind.

10.1.2                        If any Products fail to conform to the warranty above, then in addition to any other remedies available to the Purchaser under this Agreement, the Manufacturer will, at its own expense, defend the title thereto. If requested by the Purchaser in writing, Manufacturer must also promptly cause any security interest, claim, demand, lien or other encumbrance (each, an “Encumbrance”) to be removed by discharging the Encumbrance or posting a bond. If Manufacturer fails to remove or discharge the Encumbrance within ten (10) Business Days after receiving the Purchaser’s written request, then the Purchaser may, at the Purchaser’s option, cause the removal of the Encumbrance by lawful means (including bonding), in which case Manufacturer will be liable to the Purchaser for the expenses incurred by the Purchaser in doing so. In the alternative, the Purchaser may revoke its acceptance of such Products, in which case the Manufacturer must promptly refund to the Purchaser all amounts paid to the Manufacturer for the Products, together with all reasonable costs and expenses incurred by the Purchaser in connection with its revocation.

10.2                        Products and Production Materials

Manufacturer represents, warrants and covenants as follows:

10.2.1                        All Products delivered under this Agreement will (a) be finished electronic cigarettes or accessories (as applicable), available for sale, (b) strictly conform to the Specifications and all applicable Laws, (e) not include any substances or materials other than those listed in Exhibit C, (d) not be adulterated, (e) be free of defects in workmanship and materials, and (f) be suitable in all respects for use or resale as intended. This warranty does not apply to any Production Materials furnished by the Purchaser or its Affiliates.

10.2.2                        All Products will comply with all applicable customs, product marking, country of origin and import laws. The Manufacturer should provide the Purchaser with all necessary information and documentation relating to the Products as necessary to evidence such conformity.

10.2.3                        All Production Materials used to manufacture the Products will be sourced in accordance with the requirements in Exhibit C and will be used solely for manufacturing the Products, and for no other products of any kind.

10.3                        Manufacturer’s Warranties

The Manufacturer represents, warrants and covenants as follows:

10.3.1                        The Manufacturer is a limited liability company duly organized and validly existing under the laws of the PRC and has full corporate power, authority and approval required to enter into, execute, deliver and perform its obligations under this Agreement.

10.3.2                        The Manufacturer has and will maintain all consents, licenses, permits, authorizations, and registrations, required under applicable Laws in the PRC, to perform its obligations under this Agreement.

10.3.3                        The Manufacturer is and will remain throughout the Term financially sound and creditworthy. The Manufacturer further represents and warrants that there are no material issues regarding its ongoing financial and operational viability that would impair its ability to perform under this Agreement. In addition to the Manufacturer’s obligations in Section 20.3 below, if at any time during the Term, the Manufacturer determines that any fact set forth in this Section 10.3.3 is no longer true, it must immediately notify the Purchaser of the circumstances. If requested by the Purchaser, the Manufacturer must provide the Purchaser with written adequate assurances of performance. The Purchaser is entitled (but not obligated) to suspend further Orders until the Purchaser receives such written assurances.

10.3.4                        Neither the Manufacturer nor any of its Owners (as defined in Exhibit G) and directors, nor, to its knowledge, any of its employees or Representatives (as defined in Exhibit G), is (i) a Domestic Government Official (as defined in Exhibit G), (ii) a Foreign Government Official (as defined in Exhibit G), or (iii) an immediate relative of a Foreign Government official or that it has fully described any such relationship to Purchaser. If at any time during the Term, the Manufacturer becomes aware that this representation is no longer accurate, the Manufacturer must notify the Purchaser within five (5) Business Days of such knowledge. The Manufacturer’s failure to provide this notification will be deemed a material breach of this Agreement.

10.4                        DISCLAIMER

THE PRODUCT WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE MANUFACTURER’S SOLE WARRANTIES WITH RESPECT TO THE PRODUCTS. THE MANUFACTURER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

11.                               COMPLIANCE

11.1                        Laws

The Manufacturer must comply with all Laws applicable to its performance under this Agreement. The Manufacturer may request an adjustment to the Product Prices or minimum Order delivery time (as stated in Section 5.4) by notifying the Purchaser in writing, if a change in applicable Law after the Effective Date materially changes the Manufacturer’s manufacturing costs or lead time necessary to manufacture and deliver Product.

11.2                        Foreign Corrupt Practices Act (FCPA)

11.2.1                        Without limiting the generality of Section 11.1 above, the Manufacturer must comply with the PRC anti-bribery laws and regulations and the U.S. Foreign Corrupt Practices Act (FCPA). The Manufacturer must not, in violation of any Law, offer, pay or agree to pay, directly or indirectly, any consideration of any kind to any Domestic Government Official or Foreign Government Official (as defined in Exhibit G) to influence the act, decision or omission of any such Domestic Government Official or Foreign Government Official in his or her official capacity in connection with this Agreement. The Manufactures must report to the Purchaser as soon as possible any attempt by any Person to solicit such a payment or any such agreement to pay. The Manufacturer must report as soon as possible any suspected or actual violation of any anti-bribery/anti-corruption laws to the Purchaser. The Manufacturer must complete the compliance certification, using the form in Exhibit G, have it signed by an officer of the Manufacturer, and submit it to the Purchaser on an annual basis during the Term, beginning on the fast anniversary of the effective date of the Original Agreement. The Manufacturer’s failure to submit the annual certification will be deemed a material breach of this Agreement.

11.2.2                        The Manufacturer has and must continue to have implemented a compliance program designed to prevent violations of all applicable anti-bribery and anti-corruption Laws, including the FCPA and similar Laws in the PRC, which includes accounting and internal controls, written policies and procedures, and annual training of all Manufacturer personnel (the “Manufacturer Compliance Program”). The Manufacturer must maintain the Manufacturer Compliance Program and must not permit any of its personnel to perform under this Agreement at any time unless and until such personnel has completed Manufacturer Compliance Program training.

11.2.3                        The Manufacturer must not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation derived from this Agreement, or provide any gifts, travel, entertainment, expenses or other thing of value directly or indirectly to any Domestic Government Official or Foreign Government Official without the advance express written approval of the Purchaser.

11.2.4                        The Manufacturer must not use or employ any third party to interact with Domestic Government Officials or Foreign Government Officials on its behalf in connection with this Agreement without providing the Purchaser with fifteen (15) days prior notice, unless such notice would be impracticable under the circumstances.

11.3                        FDA Compliance

Subject to compliance with Section 11.1 above, the Manufacturer must comply to the extent practical with the Family Smoking Prevention and Tobacco Control Act, the Food, Drug and Cosmetic Act, and any regulations issued under these acts that are applicable to the Product.

11.4                        Prohibited Persons

The Manufacturer must require that it nor any of its personnel appear on any list of prohibited persons maintained by the U.S. government, including but not limited to the “Specially Designated Nationals and Other Blocked Persons” list maintained by the U.S. Department of Treasury, and the “Denied Persons List” maintained by the Bureau of Industry & Security. The Manufacturer must monitor all changes to all prohibited lists and ensure its continuing compliance with this Section. If any the Manufacturer identifies any of its personnel on a prohibited list, it must immediately remove the person from all Purchaser’s projects, immediately inform the Purchaser, cooperate with the Purchaser in any investigation, and take any measures the Purchaser may reasonably request with respect to any violation of applicable Law that is discovered.

11.5                        Compliance with Corporate Responsibility Laws

11.5.1                        The Manufacturer’s employment practices must materially comply with all applicable labor and employment Laws, including Laws that regulate child labor, wage/hour/work time, health/safety, overtime, vacation/leave/holidays, collective representation, severance pay, payroll, and mandated benefits.

11.5.2                        Consistent with Section 11.1, the Manufacturer warrants it is in material compliance with, and requires its employees to comply with, all applicable CSR Laws. The Manufacturer shall provide the Purchaser with all assistance (including but not limited to annual certifications) that it may reasonably require in connection with the Purchaser’s efforts to comply with applicable CSR Laws. “CSR Laws” mean child labor Laws and any applicable Laws that protect human rights or that regulate ethical/responsible behavior, forced labor/human trafficking/slavery, sustainable development, conflict mineral sourcing, data privacy, bribery/corruption, and the environment.

11.5.3                        The Manufacturer has adopted effective policies and implemented effective practices to ensure its compliance with CSR Laws, including policies and practices for:

(a)              doing due diligence and collecting data to monitor compliance with CSR Laws;

(b)              reviewing internal processes and accountability strictures to support CSR Law Compliance;

(c)               conducting ongoing training on CSR Law compliance for employees;

(d)              certifying its CSR Law compliance; and

(e)               conducting regular compliance audits (directly or through a third party auditor).

11.5.4                        Neither the Manufacturer nor its subcontractor (if subcontracting is approved by the Purchaser) may compel any person to work involuntarily or under any threats or duress. Neither the Manufacturer nor its subcontractor may employ forced labor nor impose similar working conditions.

11.5.5                        The Manufacturer shall provide an annual certification to the Purchaser stating that none of the Products delivered to the Purchaser during the previous calendar year contained any conflict minerals originating from a Covered Country. If requested by the Purchaser, the Manufacturer shall use best efforts to provide certificates of origin, export permits and other documentation relevant to the origin of conflict minerals in the Products. The Manufacturer shall also cooperate and coordinate with the Purchaser’s and its Affiliates’ (and their advisors’) due diligence reviews, investigations and other inquiries related to the origin of conflict minerals in the Products.

11.5.6                        The Manufacturer shall not sell any Product to the Purchaser that contains any amount of a conflict mineral originating from. a Covered Country unless the Manufacturer has obtained the Purchaser’s prior written consent. The Manufacturer shall obtain such consent no less than 30 days before the fast shipment of Product containing a conflict mineral originating from a Covered Country. If the Manufacturer determines that a Product delivered to the Purchaser contains a conflict mineral originating from a Covered Country, it shall promptly notify the Purchaser in writing.

11.6                        Fines and Penalties

11.6.1                        If any fines or penalties are assessed against the Purchaser or Customer by any government authority or court due to violation of anti-corruption laws by the Manufacturer or its subcontractors, the Manufacturer must indemnify and hold harmless the Purchaser against any and all fines, penalties and legal costs incurred by the Purchaser as a result of such noncompliance, in the amount up to US$5 million.

11.6.2                        If any fines or penalties are imposed against the Parties due to the Parties’ noncompliance with any applicable Laws, then each Party will pay a pro rata share of the fine or penalty based on its relative degree of fault as determined by the governmental authority. If the governmental authority does not apportion fault, and if the Parties cannot agree on their pro rata shares of liability, then the dispute will be resolved in accordance with Article 22.

11.7                        Supplier Code of Conduct

11.7.1                        The Manufacturer should conduct its business consistent with values and guidelines for action and behavior regarding the environment and people as evidenced in Customer’s Supplier Code of Conduct, located at the Altria Group, Inc. website (www.altria.com).

11.7.2                        The Manufacturer represents and warrants that (a) it has adopted a written Statement of Business Practices and Code of Conduct (the “Statement”) that sets out values and guidelines for action and behavior regarding the environment and people, (b) the Statement is consistent with Customer’s Supplier Code of Conduct and (c) it conducts its business in a manner consistent with the Statement and with Customer’s Supplier Code of Conduct.

11.7.3                        The Manufacturer must notify the Purchaser promptly if it learns of any of the following situations:

(a)              An employee of the Purchaser or the Customer, or one of their Affiliates (or his or her Close Relative) owns a Substantial Financial Interest in the Manufacturer’s organization. “Close Relative” and “Substantial Financial Interest” have the definitions described in the Supplier Code of Conduct.

(b)              The Manufacturer employs a current employee of the Purchaser or the Customer, or one of their Affiliates (or his or her Close Relative).

(c)               An employee of the Purchaser or the Customer, or one of their Affiliates performs any services for the Manufacturer.

(d)              An employee of the Purchaser or the Customer, or one of their Affiliates (or his or her Close Relative) serves on the Manufacturer’s board of directors.

11.7.4                        The Purchaser’s internal policies place significant restrictions on the types of gifts and entertainment that the Purchaser’s employees are permitted to accept. The Manufacturer must check with the Purchaser before offering any gift or entertainment to an employee of the Purchaser or one of its Affiliates or an employee of the Customer or one of its Affiliates. The Manufacturer must not offer any cash or cash equivalent (e.g., gift certificate) to any employee of the Purchaser or one of its Affiliates, or any employee of the Customer or one of its Affiliates. The Manufacturer may not provide any entertainment or gifts to any Domestic Government Official or Foreign Government Official for or on behalf of the Purchaser or any of its Affiliates. The Manufacturer may not make any direct or indirect political contribution or expenditure for or on behalf of the Purchaser or any of its Affiliates.

11.8                        Compliance Audits

Without limiting the Purchaser’s audit rights under any other provision of this Agreement, the Purchaser or its designee (which may include a third party monitoring firm) shall have the right (but not the obligation) to audit the Manufacturer’s compliance with this Article 11.

11.9                        No Third Party Beneficiaries

All rights and obligations arising under Article 11 exist only among the Parties and Customer. Article 11 creates no rights in any third party nor among the employees of the Parties or Customer.

11.10                 Export Control Requirements

The Manufacturer represents and warrants its understanding that any Production Material, software or technology supplied to the Manufacturer (“Supplied Items”) may be subject to the jurisdiction of U.S. export controls and trade sanctions and that such controls and sanctions are extraterritorial. As such, the Manufacturer must not divert, use, export or re-export any Supplied Item contrary to these controls and sanctions. The Manufacturer must not source any Production Materials that would cause the importation of the Products into the U.S., or the possession of the Products by a U.S. person to violate any trade or economic sanctions or embargo maintained by the U.S. Specifically, the Manufacturer must not source any Production Materials from either (a) any country against which the U.S. maintains trade or economic sanctions or an embargo, or (b) any person listed on the U.S. Department of Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons.

12.                               INDEMNITY

12.1                        Manufacturer Indemnity

12.1.1                        The Manufacturer shall indemnify and hold harmless the Purchaser and its Affiliates (and their respective directors, officers, employees, attorneys, agents and assigns) from and against all Claims to the extent the Claims arise from or are attributable to any of the following (“Claims” used under this Article 12 shall mean all claims, liabilities, costs and expenses, including reasonable attorney fees):

(a)              The Manufacturer’s breach, default or failure to perform in compliance with the terms of this Agreement.

(b)              Bodily injury, illness, disease or death caused by the purchase or use of the Product that fails to conform to this Agreement or the Specifications attached hereto, except to the extent caused by Production Materials provided by the Purchaser or its Affiliates (unless the Manufacturer knew and did not inform the Purchaser promptly of any such issues posed by the Purchaser-provided Product Materials).

(c)               Any Claim that any of the Products, any of the means used to manufacture the Products, or the Purchaser’s use or resale of the Products constitutes an infringement of any patent or misappropriation or misuse of any trade secret, except to the extent the Claims arises from the Specifications or Production Materials provided by the Purchaser or its Affiliates.

(d)              The sale or distribution to anyone other than the Purchaser, either directly or indirectly, any goods (including the Products) which display or incorporate any Customer Trademarks (as defined in Section 16.2), copyrighted material, trade secrets or patents or other Confidential Information.

12.1.2                        For the avoidance of doubt, the Manufacturer will not be obligated to indemnify or hold the Purchaser harmless for a Claim to the extent the Claim arises from the sale or use of Product that conforms to the Specifications and the other requirements in this Agreement or to the extent the Claim arises from Production Materials provided by the Purchaser or its Affiliates, unless the Manufacturer knew and did not inform the Purchaser promptly of any such issues posed by the Product Materials provided by the Purchaser or its Affiliates.

12.2                        Purchaser Indemnity

The Purchaser shall indemnify and hold harmless the Manufacturer and its Affiliates (and their respective directors, officers, employees, attorneys, agents and assigns) from and against all Claims to the extent the Claims arise from or are attributable to any of the following:

(a)              The Purchaser’s breach, default or failure to perform in compliance with the terms of this Agreement.

(b)              Bodily injury, illness, disease or death caused by or arising from, the manufacture, the sale or use of the Products, provided such Products conform with the Specifications or other requirements in this Agreement.

(c)               Under the condition that the Manufacturer has executed a memorandum of understanding in the form attached herein as Exhibit H on or before the Effective Date, any Claim that the use of any Specifications or the Production Materials provided by the Purchaser or its Affiliates constitutes an infringement of any patent or misappropriation or misuse of any trade secret, except to the extent the Claims arises from any intellectual property, or the instructions or directions of the Manufacturer or its Affiliates.

12.3                        Indemnification Procedure

12.3.1                        The Party seeking indemnification under this Agreement “Indemnitee”) must (a) provide the other Party (“Indemnitor”) with timely written notice of the Claim, (b) give Indemnitor control over the defense of such Claim and (c) not settle, release or otherwise dispose of the Claim without Indemnitor’s written consent If Indemnitee fails to give Indemnitor prompt notice of a Claim, Indemnitor will be relieved of its obligation to indemnify Indemnitee for such Claim, but only to the extent Indemnitor is prejudiced by the delay in receiving the notice. Indemnitor must also notify Indemnitee of important developments affecting the defense of the Claim as it relates to Indemnitee and must conduct such defense in a manner consistent with Indemnitee’s best interests.

12.3.2                        Indemnitee will have the right to participate in the defense of the Claim and to employ counsel, at its own expense, separate from the counsel employed by Indemnitor. Prior to the settlement, release or disposition (“Disposition”) of a Claim as it relates to Indemnitee, Indemnitor must give written notice to Indemnitee of the terms of the proposed Disposition. Within ten (10) days after receiving the notice, Indemnitee must give written notice to Indemnitor of either its consent or objection to the proposed Disposition. If Indemnitee objects to the proposed Disposition, Indemnitor will not settle or release the Claim as it relates to Indemnitee, but will withdraw from the defense of the Claim as it relates to Indemnitee and surrender the defense to Indemnitee as it relates to Indemnitee. Upon such withdrawal, Indemnitor’s obligation to Indemnitee will cease.

12.3.3                        If, as the result of a Claim brought by a third party, both Parties are found to be liable, then each Party will contribute to the common liability a pro rata share based in its relative degree of fault as determined by the adjudication. If the adjudication does not apportion fault, and if the Parties cannot agree on their pro rata shares of liability, then the dispute will be resolved in accordance with Article 22.

13.                               CONSEQUENTIAL DAMAGES AND LIMITATION OF LIABILITY

13.1                        Consequential Damages

Except as provided in Section 9.3 (Liquidated Damages), Section 12.1 (Manufacturer Indemnity), Section 12.2 (Purchaser Indemnity), Article 16 (Proprietary Rights) and Article 17 (Confidentiality), neither Party shall be liable for special, consequential, incidental, punitive or indirect losses or damages, including, but not limited to, lost profits and loss of use. This limitation will apply regardless of the legal theory upon which the action is based.

13.2                        Limitation Of Liability

Except with respect to losses or damages covered by the Purchaser’s indemnity obligation under Section 12.2(b) or the Manufacturer’s indemnity obligation under Section 12.1.1(b), in no event will a Party’s liability to the other Party with respect to products manufactured during a calendar year exceed (a) $5 million or (b) 15% of the aggregate compensation paid or payable by the Purchaser during the immediately preceding 12 months, whichever is greater.

14.                               FORCE MAJEURE

14.1                        Force Majeure Events

No Party will be deemed in breach of this Agreement if such Party’s performance is delayed or prevented, in whole or in part, as a result of Force Majeure, provided the Party complies with Section 14.2. Events that constitute Force Majeure include acts of God, unusually severe weather, fires, floods, strikes, war, civil disorder, riots or acts of terrorism, government orders, regulations or acts, the unavoidable unavailability of Production Materials, or similar causes. To be deemed Force Majeure, however, the occurrence of the event must be beyond the Party’s control and not caused by the Party’s (or its Affiliates or subcontractor’s) negligence. For avoidance of doubt, unavailability or short supply of labor force (such as after the PRC Lunar New Year holidays) shall not be a Force Majeure event.

14.2                        Force Majeure Procedure

The Party experiencing the Force Majeure must give prompt written notice to the other Party specifying (a) the Force Majeure and its cause, (b) the status of the Force Majeure, and (c) the actions such Party is taking and proposes to take to overcome and mitigate any resulting delay in, or prevention of, its performance. The Party experiencing the Force Majeure must exercise due diligence in endeavoring to overcome and mitigate any resulting delay in, or prevention of, its performance.

14.3                        Effect of Force Majeure

14.3.1                        Subject to Section 14.2, if any Party’s performance is delayed or prevented due to Force Majeure, such Party’s performance will be delayed or suspended for a period reasonably necessary to overcome the Force Majeure. The Party experiencing the Force Majeure must, however, take reasonable measures to make up for the time lost without additional compensation.

14.3.2                        The Purchaser shall have the right, upon notice to the Manufacturer, to obtain alternate supplies of Products during the Force Majeure if the Force Majeure has, or in the Purchaser’s reasonable judgment threatens to have, an adverse effect on the Purchaser’s ability to conduct its operations.

14.3.3                        The Purchaser will not be obligated to pay the Fourth Floor Exclusivity Fee for any month during which a Force Majeure at the Fourth Floor has taken place.

14.4                        Allocation of Production Capacity

During a Force Majeure, the Manufacturer must allocate the manufacturing capacity at the Approved Manufacturing Location first to supplying the Purchaser’s requirements. The Manufacturer represents, warrants and covenants that it has not and will not enter into contracts with other customers that are inconsistent with this Section 14.4.

14.5                        Termination for Extended Force Majeure

If the Manufacturer is unable to perform, or delayed in performing, under this Agreement for six consecutive months as a result of a Force Majeure, the Purchaser will have the right to terminate this Agreement, in whole or in part, by giving at least thirty (30) days prior written notice to the Manufacturer. At the Purchaser’s option, termination will be effective even if the Farce Majeure ends before the effective date of termination. if this Agreement is terminated under this Section 14.5, the Manufacturer will be entitled to seek termination payments as provided in Section 15.4.2 below.

15.                               TERMINATION

15.1                        Termination by the Purchaser or the Manufacturer

15.1.1                        The Purchaser or the Manufacturer may terminate this Agreement effective immediately upon receipt of notice in writing by the other Party if any of the following events occur:

(a)              the other Party, becomes bankrupt or insolvent;

(b)              the other Party is subject to proceedings or arrangement for liquidation or dissolution;

(c)               the other Party ceases to carry on business; or

(d)              the other Party becomes unable to pay its debts as they become due.

15.1.2                        The Purchaser or the Manufacturer may terminate this Agreement if the Manufacturer or the Purchaser, as the case maybe, materially breaches any provision in this Agreement. The non-breaching Party must, however, give the breaching Party at least thirty (30) days prior notice in writing and give the breaching Party the opportunity to cure the breach (if the breach can be cured).

15.2                        Termination by the Purchaser

The Purchaser may, at its option, terminate this Agreement by giving the Manufacturer a notice if any of the following events occur:

15.2.1                        More than 20% of the Products delivered by the Manufacturer in aggregate in any calendar quarter fall to conform to the Specifications, or other requirements in this Agreement or more than 30% of the Orders in any twelve (12) consecutive months are not delivered by the Delivery Date.

15.2.2                        A change in Law makes the sale or use of the Products contrary to Law or commercially impracticable.

15.2.3                        A change in Law materially increases the Purchaser’s cost of goods sold, “Cost of goods sold” means all direct and indirect costs and expenses of any kind incurred by or chargeable to the Purchaser with respect to the Products.

15.2.4                        A material change in the Manufacturer’s ownership and control. A material change means the existing six individual shareholders of the Manufacturer, together, cease to own a beneficial ownership interest of at least 50% or more of the Manufacturer’s equity or to control the right to direct the management and policies of the Manufacturer. The Manufacturer shall give the Purchaser a thirty (30) day prior written notice if there will be any material change; but for the avoidance of doubt, the failure to give such notice itself will not trigger the termination of this Agreement.

15.2.5                        The Purchaser’s agreement with the Customer terminates or expires.

15.3                        Other Termination

15.3.1                        The Purchaser may, at its option, terminate this Agreement on November 1, 2016 or any anniversary thereof by giving the Manufacturer at least 12 months prior written notice of its intention to terminate.

15.4                        Termination Fee and Accumulated Interest

15.4.1                        If the Manufacturer terminates this Agreement under Section 15.1.2 or the Purchaser terminates this Agreement under Section 15.3.1, the Purchaser shall pay the Manufacturer the Termination Fee applicable at the time of the termination; provided that (i) if the Agreement is not terminated before November 1, 2016, the Purchaser shall, within 30 days after November 1, 2016, pay the Manufacturer the 3RD Year Payment set out in Schedule 1, and (ii) if the Agreement is not terminated before November 1, 2019, the Purchase shall, within 30 days after November 1, 2019, pay the Final Payment set out in Schedule 1.

15.4.2                        If the Purchaser terminates this Agreement other than under Section 15.3.1 or for a Manufacturer Default, the Purchaser shall pay the Manufacturer (a) for the amount due and unpaid for all conforming Product ordered before the Purchaser notified the Manufacturer termination, (b) semi-finished Products already produced by the Manufacturer, or raw materials already purchased by the Manufacturer; and (c) forecast sent by the Manufacturer to its raw material suppliers. With respect to (b) and (c), the Purchaser will not be obligated to pay such charges unless (1) the Manufacturer can demonstrate to the Purchaser that it used commercially reasonable efforts to minimize such charges and has provided the Purchaser with a written description of such charges, including documentation (such as invoices) to validate such charges, and (ii) the Customer has agreed to pay such charges.

15.4.3                        Except for the termination payments described in Section 15.4, the Purchaser will not be responsible for any damages or other termination or non-renewal fee of any kind if this Agreement is terminated.

15.5                        Effect of Termination

15.5.1                        If this Agreement is terminated, the Manufacturer must use its best efforts to increase its production volumes in a manner sufficient to allow for the supply of a transitional inventory of Products as may be requested by the Purchaser. The Manufacturer must also use its best efforts to cooperate with the Purchaser in good faith to provide a smooth and orderly transition of the manufacture of the Products. If the Manufacturer’s assistance under this Section requires the Manufacturer to incur additional expenses, then the Manufacturer must notify the Purchaser in writing and the Purchaser will consider in good faith any requests by the Manufacturer for compensation for such expenses.

15.5.2                        If this Agreement is terminated, the Manufacturer agrees to give the Purchaser the right of first refusal to purchase any or all of the Production Materials and the Equipment.

15.5.3                        Termination will not affect (a) any rights any Party may have with respect to any Products delivered before termination, (b) any pending dispute, (c) any rights any Party may have with respect to any default by the other Party before termination, or (d) any rights to indemnification.

16.                               PROPRIETARY RIGHTS

16.1                        Materials

All materials including molds, tooling, drawings, designs, blueprints, photographs, sketches, software and similar materials that the Customer, Purchaser or their Affiliates or their respective agents provide to the Manufacturer will, as between the Customer, Purchaser and the Manufacturer, remain the property of the Customer, Purchaser or their Affiliates, as applicable. These materials may not be used for or disclosed to any third party without the Purchaser’s prior written consent. If the Customer or Purchaser requests, the Manufacturer must return such materials to the Customer or Purchaser, together with any copies that the Manufacturer may have made.

16.2                        Trademarks

16.2.1                        The Customer commits considerable attention and resources to the creation, protection, maintenance, and proper use of their intellectual property assets, including trademarks and service marks (collectively, “Customer Trademarks”). Customer Trademarks include the corporate names, indicia, and logos, and the names, words, symbols, trade dress, logos, and other design elements associated with the products and services of the Customer. The Customer Trademarks have great value and associated goodwill and are the sole property of the respective Customer or its Affiliate owner.

16.2.2                        The Manufacturer does not have any right, title, or interest, and must not claim any right, title, or interest, in or to any Customer Trademark or any trademark or service mark confusingly similar to any Customer Trademark. The Manufacturer may not claim any right to use any Customer Trademark, except a limited right to use for the manufacturing, packaging and sale of Products under this Agreement. All goodwill associated with the use of any Customer Trademark by the Manufacturer will inure to the benefit of the Customer.

16.2.3                        The Purchaser hereby grants to the Manufacturer a revocable, non-exclusive, non-transferrable, non-sub-licensable and limited license to use the Customer Trademarks solely to manufacture, package and sell the Products to the Purchaser. The Manufacturer must use the Customer Trademarks solely in conformance with this Agreement and with any specifications, guidelines or other directions provided by Purchaser or Customer.

16.2.4                        The Manufacturer may not sell or distribute or permit to be sold or distributed to anyone other than the Purchaser, either directly or indirectly, any goods (including the Products) which display or incorporate any Customer Trademarks, copyrighted material, trade secrets or patents or other Confidential Information.

16.3                        Discoveries and Improvements

16.3.1                        Until the effective date of the Original Agreement (May 16, 2013), the terms and conditions of the Development Agreement shall continue to apply with respect to any and all Intellectual Property Rights related to the Products; provided that Kimree will own any Intellectual Property Rights that may exist in those improvements made by Kimree to the Base E-Cigarette (as defined in the Development Agreement) prior to the effective date of the Original Agreement (May 16, 2013) without contribution from Customer. For Intellectual Property Rights arising from the effective date of the Original Agreement (May 16, 2013), the following terms and conditions shall apply.

16.3.2                        Upon the request of either Party, the Parties shall use commercially reasonable efforts to confirm their understanding as to the scope of the Intellectual Property Rights described in Section 16.3.1.

16.3.3                        If Kimree makes any improvement to the Base E-Cigarette without a contribution from Customer, Kimree will own any Intellectual Property Rights in the improvement. Kimree may document to AAI and Customer any such Intellectual Property Rights in such improvement.

16.3.4                        If Kimree implements an improvement to the Base E-Cigarette based on a specific technical implementation in writing from Customer without a contribution from Kimree other than the execution of such implementation, Customer will own any Intellectual Property Rights in the improvement. Customer may document to Kimree any such Intellectual Property Rights in such improvement.

16.3.5                        If Customer and Kimree jointly make an improvement to the Base E-Cigarette (other than pursuant to Section 16.3.4), Customer and Kimree will jointly own any Intellectual Property Rights in such improvement and, upon request by either Party, will endeavor in good faith to document the details of such improvement in writing. During the Term, Kimree shall not incorporate such improvement or otherwise use such Intellectual Property Rights in any products Kimree manufactures for any third party, and, provided that Kimree is not in breach of this Agreement, AAI shall only purchase Products incorporating such improvement from Kimree to the extent Kimree is willing and able to manufacture such Products. Either Customer or Kimree may freely use such Intellectual Property Rights after the Term.

16.3.6                        Kimree hereby grants a royalty-free sublicensable license to AAI for the distribution and sale of Products manufactured by Kimree embodying any Intellectual Property Rights owned by Kimree.

16.3.7                        During the Term of this Agreement, Kimree will grant a royalty-free sublicensable license to AAI/Customer to obtain Products from suppliers other than Kimree for the sole purpose of qualifying alternate supplier(s) in the event of need. This royalty-free license is not a license to distribute or sell Products from such alternative suppliers. Any Intellectual Property Rights of Kimree required to be licensed in order to distribute or sell Products from other suppliers shall be governed by a separate license agreement.

16.3.8                        The Parties hereby agree to negotiate in good faith for a sublicensable license to Kimree’s Intellectual Property Rights at a reasonable royalty rate to the extent that AAI/Customer needs such a license to manufacture, distribute and sell Products from other suppliers.

17.                               CONFIDENTIALITY

17.1                        Definition of Confidential Information

Except as provided in the next section, “Confidential Information” means any information or know-how (in any format) relating to a Party (which for the purposes of this Article 17 only, shall include the Customer as well as the Purchaser and the Manufacturer), or its Affiliates, or which the Party (or its Affiliates) has agreed to maintain as confidential, that is disclosed by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”). The Disclosing Party will mark its Confidential Information that is disclosed to the Receiving Party in writing as “Confidential,” or words with a similar meaning. However, failure to mark information in this way will not affect whether information is Confidential Information under this Agreement, Confidential Information also includes any information the Receiving Party obtains through observation while at the Disclosing Party’s or its Affiliate’s facility. Confidential Information also includes the fact that business discussions are taking place, the existence of this Agreement and the nature of the activity under this Agreement.

17.2                        Exceptions

Confidential Information does not include information that is: (a) in or enters the public domain through no act or fault of the Receiving Party, (b) known by the Receiving Party prior to disclosure under this Agreement, (c) independently developed by the Receiving Party without access to or use of any of the Disclosing Party’s Confidential Information or (d) disclosed to or received by the Receiving Party (regardless of whether or not then in the public domain) from a source that was under no legal obligation to treat the information as confidential.

17.3                        Use

The Receiving Party must hold all Confidential Information in strict confidence and use it only for the purposes of performing under this Agreement and only for the benefit of the Disclosing Party. Except as provided in the previous sentence, neither Party may sell, utilize, implement, publish, distribute, file a patent application on, or otherwise use the other Party’s Confidential Information for any purpose or permit others to use the Disclosing Party’s Confidential Information for any purpose, without the Disclosing Party’s prior express written consent. Under no circumstances may the Receiving Party use the Disclosing Party’s Confidential Information for purposes of competing with the Disclosing Party or for interfering with the Disclosing Party’s customers. The Receiving Party will be liable to the Disclosing Party for any breach of this Section by any Affiliate of the Receiving Party and by any Person under the Receiving Party’s (or its Affiliate’s) control or responsibility.

17.4                        Disclosure

Unless the Disclosing Party has given its prior written consent, the Receiving Party may only disclose the Confidential Information to its employees, subcontractors and agents who need to know the Confidential Information for the purposes of performing under this Agreement and who are subject to nondisclosure obligations comparable in scope to this Agreement.

17.5                        Forced Disclosure

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by any applicable Law, regulation, or court or governmental order or under a proper discovery request Each Party must use reasonable efforts to resist disclosing the Confidential Information, and cooperate with the other Party, if requested, to obtain a protective order or otherwise limit the disclosure. In addition, if the Manufacturer is required to disclose any of Confidential Information of the Purchaser, its Affiliates or the Customer as the result of any court or governmental order or proper discovery request, the Manufacturer must first provide the Purchaser: (a) reasonable prior written notice of the disclosure; and (b) a letter from the Manufacturer’s counsel confirming that the Confidential Information is, in fact, required to be disclosed.

17.6                        Ownership of Confidential Information

Except as otherwise provided in the Section 16.3, as between the Parties, Confidential Information will remain the sole property of the Disclosing Party. The Disclosing Party retains all ownership rights in its Confidential Information. Nothing in the Agreement grants to the Receiving Party any right or license under any trademarks, copyrights, inventions, patents, or any other intellectual property owned or controlled by the Disclosing Party currently or in the future.

17.7                        Enforcement

Disclosure or misappropriation of a Party’s Confidential Information in violation of the Agreement may cause irreparable harm to the Disclosing Party. The effect of this harm may be difficult to ascertain, and remedies at Law may be inadequate to protect against this harm. The Disclosing Party is therefore entitled to enforce the Receiving Party’s obligations by injunction or specific performance, in addition to all other remedies otherwise available to it at Law. The breaching Party must pay all costs reasonably incurred by the non-breaching Party in pursuing enforcement, including reasonable attorneys’ fees and court costs, but only if the non-breaching Party is successful in the enforcement action.

17.8                        Security of Electronic Confidential Information

Each Party must protect all Confidential Information stored in an electronic format consistent with information technology security industry best practices, to ensure the confidentiality, integrity, and availability of the Confidential Information.

17.9                        Publicity and Use of Names

Neither Party may advertise or otherwise publicize the existence or terms of the Agreement or any other aspect of their relationship, without the other Party’s prior written approval. Nor may either Party use the other Party’s (including Affiliates) name, trade name, trademark or service mark in press releases or in any form of advertising without the other Party’s prior written approval. If a third party, including the media, contacts the Manufacturer concerning the Purchaser or the Customer, or their Affiliates or the Agreement, the Manufacturer must make no comment Instead, the Manufacturer must refer the third party to the Purchaser and promptly notify the Purchaser of the contact.

18.                               INFORMATION SECURITY REQUIREMENTS

18.1                        Protection of E-Mail

The Manufacturer must transmit and receive all Highly Confidential Information using encrypted e-mail only. The Manufacturer may not store the Highly Confidential Information anywhere other than the Manufacturer’s e-mail system without the Purchaser’s prior written consent. E-mail means any method of creating, transmitting or storing communications using digital communication systems.

18.2                        Information Security Requirements

18.2.1                        The Manufacturer must comply with the information security requirements in this Section and in the Supplier Information Security Exhibit (Exhibit F). “The Company” as used in Exhibit F means the Customer. The Manufacturer’s failure to comply with the requirements of this Section and Exhibit F will be deemed a material breach of the Agreement The Manufacturer’s compliance with this Section and Exhibit F will not relieve any of its obligations under the Agreement.

18.2.2                        The Manufacturer’s access to any Altria Data that has not been explicitly authorized by the Purchaser is forbidden. The Purchaser has the right to require the Manufacturer to revoke any of its personnel’s access to Altria Data at any time.

18.2.3                        The Manufacturer must develop, maintain, test and update a disaster recovery plan for Altria Data as necessary to ensure continuity of performance under the Agreement.

18.2.4                        The Manufacturer must protect all Removable Media (as defined in Exhibit F) containing Altria Data using methods that are at least as stringent as the requirements in Exhibit F.

18.2.5                        In addition to any other audit rights under the Agreement, the Purchaser has the right (but not the obligation) to audit the Manufacturer’s compliance with its information security obligations in this Agreement. The Purchaser will provide reasonable prior written notice of these audits. The audit or inspection will occur during normal business hours and will not unreasonably interfere with the Manufacturer’s normal business operations. If requested by the Manufacturer, the Purchaser’s auditors and inspectors will sign a confidentiality agreement comparable to the confidentiality obligations in this Agreement. The Manufacturer must provide the Purchaser’s auditors and inspectors with access to the Manufacturer’s facilities for these audits. The Manufacturer must also provide the auditors and inspectors with assistance that they may reasonably require to conduct the audit or inspection. If the audit or inspection reveals that the Manufacturer has not complied with the requirements in this Section or the Exhibit F, the Manufacturer must promptly correct the deficiencies.

18.2.6                        In addition to any other notice obligations in this Agreement, the Manufacturer must notify the Purchaser immediately of any unauthorized access that compromises the security, confidentiality or integrity of any Altria Data, except as allowed by Law due to Law enforcement investigation. The Manufacturer must also notify the Purchaser of any failure by the Manufacturer to comply with any laws with respect to Altria Data. The Manufacturer must also notify the Purchaser immediately of any event that requires it or the Purchaser to take any actions (including providing notices) under any laws with respect to Altria Data. If any of the events described above occurs, the Manufacturer must keep the Purchaser informed of its remediation efforts. The Manufacturer must assist the Purchaser and cooperate in any investigation of a breach conducted by the Purchaser or its designee. The Manufacturer must provide the Purchaser with copies of any documents or reports that the Purchaser may reasonably require as part of the investigation. The Manufacturer must pay for or reimburse the Purchaser for all costs and expenses relating to any investigations, filings, communications, notices, press releases or reports that the Purchaser makes as a result of any unauthorized access of Altria Data in the possession of the Manufacturer, or any fallow by the Manufacturer to comply with any laws with respect to Altria Data.

19.                               INSURANCE

19.1                        Required Coverage

The Manufacturer must pay for and maintain the following insurance coverage during the Term and afterwards as noted:

19.1.1                        Statutory workers’ compensation in accordance with applicable national and local requirements of the country where the Manufacturer is located.

19.1.2                        Employer’s liability with a limit of RMB1,000,000 for one or more claims arising from each occurrence.

19.1.3                        Commercial general liability (“CGL”), including coverage for products liability, contractually assumed obligations, loss or damage to Products, work-in-process or Production Materials and completed operations for at least two years after termination of this Agreement, with liability limits of at least RMBS5,000,000 per occurrence for property damage, bodily injury, and personal injury combined.

19.1.4                        Third-party automobile liability for all owned and hired vehicles with liability limits of RMB500,000 per accident for bodily injury and property damage combined.

19.1.5                        All risk insurance to replace Equipment and Production Materials for the Dedicated Facility.

19.2                        Required Endorsements

The Manufacturer must require its insurers to:

19.2.1                        Name the Purchaser and its Affiliates and their respective directors, officers, and employees as additional insured for the CGL and automobile liability insurance.

19.2.2                        Waive all rights of subrogation (except for workers compensation insurance) against the Purchaser and its Affiliates and their respective directors, officers, and employees.

19.3                        Certificates of Insurance

Upon request by the Purchaser, the Manufacturer must furnish annual certificates of insurance to the Purchaser, using standard industry forms, evidencing that the above insurance is in effect and complies with the requirements of the Agreement.

19.4                        Other Insurance Requirements

19.4.1                        The Manufacturer must obtain the required insurance through carriers rated at least “A-”.

19.4.2                        At its option, the Manufacturer may use a combination of primary and umbrella coverage to satisfy the required CGL and automobile liability coverages.

19.4.3                        The Manufacturer must give the Purchaser thirty (30) calendar days’ written notice of any material change adversely affecting the Purchaser, including cancellation of any required insurance.

19.4.4                        The insurance naming the Purchaser as an additional insured will be deemed primary coverage without the right of contribution from any of the Purchaser’s insurance.

19.4.5                        All other insurance maintained by the Purchaser (or for the Purchaser by a third peaty) is for the exclusive benefit of the Purchaser and will not inure to the benefit of the Manufacturer.

19.4.6                        The fact that the Manufacturer carries the required insurance will not relieve it of any of its other obligations under this Agreement.

20.                               RECORDS AND AUDITS

20.1                        Records

In addition to the record-keeping requirements set forth in Exhibit D (Supplier’s Quality System Requirements), the Manufacturer must keep complete and accurate records (in accordance with applicable generally accepted accounting principles and all applicable Law), documents, policies, procedures, books of account, reports and other data necessary for the proper administration of this Agreement, including payments made to third parties and entities in connection with the Agreement (“Records”). For purposes of this Article 20, the term “Records” also includes the records described in Exhibit D. The Manufacturer must keep these Records during the Term and for seven (7) years from the date of creation of such records, or for any additional time required by applicable Law.

20.2                        Audits

The Purchaser or its designee has the right (but not the obligation) to audit and inspect all Records during the Term and for seven (7) years after this Agreement expires or is terminated. The Purchaser or its designee also has the right (but not the obligation) to audit the The Manufacturer’s compliance with all provisions of this Agreement. The Purchaser will give the Manufacturer reasonable prior notice of its audit or inspection and such audits and inspections will take place during the Manufacturer’s normal business hours. The Purchaser and the Manufacturer will each pay their own expenses incurred in conducting and supporting the audit and inspection. If an audit or inspection reveals an error in the amounts paid to the Manufacturer, then an appropriate adjustment must be made within thirty (30) calendar days by either the Manufacturer or the Purchaser, as directed by the Purchaser.

20.3                        Financial Statements and Credit Notices

20.3.1                        When requested by the Purchaser, the Manufacturer must provide the Purchaser with copies of its annual audited financial statements, which shall be prepared at the Manufacturer’s expense. If the Purchaser requests the Manufacturer to provide other financial data, the expense incurred by the Manufacturer for such data shall be borne by the Purchaser. Such statements must include the most recent completed fiscal year, integral footnotes and the opinion letter from the Manufacturer’s independent Certified Public Accounting firm stating that the financial statements are fairly stated.

20.3.2                        The Manufacturer must provide the Purchaser with a copy of (a) any default notice the Manufacturer receives from a creditor regarding the payment or financial covenants of any material indebtedness, within five (5) Business Days after the Manufacturer receives it; and (b) any certificate or other notice provided tea creditor indicating noncompliance with a financial covenant with respect to, or nonpayment of, any material indebtedness, within five (5) Business Days after provided to the creditor.

21.                               GOVERNING LAW

21.1                        Governing Law

Any Dispute (as defined below)will be governed by and construed under the Law of the PRC without regard to its conflict of laws rules or provisions. Without limiting the generality of the foregoing, the United Nations Convention on Contracts for the International Sale of Goods (CISG) will not apply to this Agreement or to any of the transactions contemplated by this Agreement.

22.                               DISPUTE RESOLUTION

22.1                        Procedure

If a Party believes that a Dispute has arisen, then such Party must promptly notify the other Party in writing. Upon receipt of the notice, each Party must immediately designate a senior executive with authority to resolve the Dispute. If the senior executives cannot resolve the Dispute within forty-five (45) calendar days after the referral to them, the Dispute shall be settled exclusively by a people’s court in Shenzhen which has compete jurisdiction, Neither the giving of notice of a Dispute nor the pendency of any dispute resolution process will extend any notice or cure period described in the Agreement or any period within which a Party must act as described in the Agreement. A “Dispute” means any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination. The costs of litigation shall be borne by the losing Party.

22.2                        Performance During Dispute

Subject to the rights of the Parties to terminate the Agreement, the Manufacturer must continue to perform its obligations under the Agreement during the pendency of any Dispute. Each Party may seek preliminary and permanent injunctive relief if the Dispute involves (a) threatened or actual breach by the other Party of its confidentiality obligations under the Agreement, or (b) risk to the safety or security of persons or property, if in that Party’s judgment such relief is necessary to prevent injury or damage. Despite any such action by either Party, the Parties must continue to proceed in good faith to resolve the Dispute.

22.3                        Available Relief

The Parties acknowledge that any breach of this Agreement may cause the non-breaching Parties irreparable injury for which monetary damages would not be adequate. In the event of any breach, the non-breaching Patty will be entitled to seek preliminary and permanent injunctive relief, including but not limited to specific performance, in addition to any monetary damages.

23.                               AGREEMENT TO COOPERATE

Unless otherwise prohibited by Law, the Parties will promptly inform each other in writing of any inquiry, investigation or other procedure it becomes aware of any customs, tax or other regulatory authority in any jurisdiction, including the PRC, Hong Kong and the United States, that is related to or involves in any way the Products, Production Materials or any Product shipment (each, an “Inquiry”). Each Party will provide the other Party all information reasonably requested in connection with any Inquiry. Unless otherwise prohibited by Law, each Party will upon the other Party’s reasonable request, take any actions requested to facilitate or permit such Party’s participation and involvement in any Inquiry.

24.                               GENERAL PROVISIONS

24.1                        No Waiver; Cumulative Remedies

A Party’s failure to exercise or delay in exercising a right or remedy under this Agreement does not constitute a waiver of the right or remedy or a waiver of other rights or remedies unless the Parties expressly agree in writing. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Law.

24.2                        Amendments

This Agreement may only be amended by a writing signed by the duly authorized representatives of each Party.

24.3                        Survival

Even if this Agreement expires or is terminated, the following provisions will survive: Section 9 (Nonconforming Products), Section 12 (Indemnity), Section 13.2 (Limit of Liability), Section 15 (Termination), Section 16 (Proprietary Rights), Section 17 (Confidentiality), Section 19 (Insurance), Section 21 (Governing Law), Section 22 (Dispute Resolution), Section 23 (Agreement to Cooperate), and Section 24 (General Provisions).

24.4                        Assignment

The Purchaser may assign its rights and obligations hereunder to any of its Affiliates without the prior consent of the Manufacturer; however, the Purchaser shall not assign its obligation of payment. The Manufacturer may not assign or delegate all or any part of its obligations or rights hereunder without the Purchaser’s prior written consent. This Agreement will be for the benefit of the Parties, their respective successors and assignees. The Purchaser may, at its discretion, cause its Affiliates or designees to perform any of its obligations hereunder.

24.5                        Relationship of the Parties

Nothing in this Agreement will be construed as creating a partnership, joint venture, or agency relationship between the Manufacturer and the Purchaser. The Manufacturer must act for its own account and risk, and on its own behalf and not on behalf of the Purchaser.

24.6                        Partial Invalidity

In the event any provision of this Agreement is found to be invalid or unenforceable by any competent authority, all other provisions of this Agreement will remain in effect. If the invalid or unenforceable provision is a material provision, then die Parties will make necessary changes to the Agreement to fairly address this impact.

24.7                        Notices

24.7.1                        All notices and other communications must be in writing and delivered by hand, recognized overnight courier service, facsimile, electronic mail, or registered mail. Notices will be deemed received as follows: (a) if delivered by hand or overnight service, then on the date of delivery, (b) if delivered by facsimile, then as evidenced by facsimile confirmation, (c) if by electronic mail, then upon receipt (sender must request receipt confirmation), (d) if by registered mail, then on the 5th calendar day of posting.

24.7.2                        Notices must be sent to the following representatives. Either Party may change its designated representative(s) at any time by notifying the other Party in writing.

If to the Purchaser:	If to the Manufacturer:

Eric Zeanah	Andre Liu
American Accessories International LLC	Huizhou Kimree Technology Co., Ltd.
550 W. Main Street	3-5F, Block A, Litao Industrial Park, No. 16, Hechang West 3rd Road, Ping’nan Industrial Zone, Chenjiang Town
Knoxville, TN 37902	Huizhou, China
Tel: 865-567-3371	86-13500094332
Eric.Zeanah@aai-tenn.com	andre@kimree.com

With copies to: Kevin McHale Cassie McMahan At the same address	With copies to: Jack Ai Brent Zhang

24.8                        Headings

All headings and titles in this Agreement are for ease of reference only and will not in any way affect the interpretation of this Agreement.

24.9                        Entire Agreement

This Agreement, together with the Exhibits, sets forth the entire agreement between the Parties and supersedes all prior agreements, arrangements and understandings, oral or written, between the Parties on the same subject matter.

24.10                 Language

This Agreement is executed in both Chinese version and English version and both versions shall have equal effect. In case of any inconsistency between the Chinese and English versions, the Parties shall attempt to reconcile such inconsistency from the context of the Agreement and the Parties’ intentions by good faith negotiations and if such inconsistency cannot be resolved, the Parties shall submit the matter for resolution in accordance with Section 22 of this Agreement.

24.11                 Effectiveness

This Agreement shall be effective only upon the execution of the Amended and Restated Production and Supply Agreement (the “Nu Mark Agreement”) between the Purchaser and Nu Mark LLC on the Effective Date and shall be of no force if the Nu Mark Agreement is not executed.

[Signature Page Follows]

The Parties have executed this Agreement by their duly authorized representatives on the date first above written.

American Accessories International, L.L.C.		Huizhou Kimree Technology Co., Ltd.
(惠州市吉瑞科技有限公司) (Company Chop)

By:	/s/ Eric Zeanah	By:	/s/ Andre Liu
Name: Eric Zeanah		Name: Andre Liu
Title: President		Title: Director

AAI China Co., Ltd. (美鹰翔贸易(深圳)有限公司) (Company Chop)		For purposes of Section 2.2.1 and 5.4 only Kimree Technology (HK) Co., Ltd. (吉瑞科技(香港)有限公司)

By:	/s/ Eric Zeanah	By:	/s/ Andre Liu
Name: Eric Zeanah		Name: Andre Liu
Title: Director		Title: Director

EXHIBIT A

LIST OF PRODUCTS, PRICES, GUARANTEED CAPACITIES, FOURTH FLOOR EXCLUSIVITY FEE
FORMULA

(1) GUARANTEED CAPACITIES

ITEM	GUARANTEED CAPACITY AT FOURTH FLOOR
Cartridge	****
Battery Assembly	****
Accessory Kits	****

(2) FOURTH FLOOR EXCLUSIVITY FEE FORMULA CALCULATION (PRIOR TO FACILITY
QUALIFICATION)

The Fourth Floor Exclusivity Fee payable by Purchaser to Manufacturer for Each Four Week Cycle from the Effective Date until the Four Week Cycle during which Facility Qualification occurs or January 31, 2014, whichever is later, shall be equal to $339,116.20 less ($0.0774 multiplied by the number of Cartridges ordered during the previous Four Week Cycle) less ($0.342 multiplied by the number of Battery Assemblies ordered during the previous Four Week Cycle) less ($.1300 multiplied by the number of Accessory Kits).

(3) LIST OF PRODUCTS AND PRICES

PRODUCT	SKU	PRICE (4F ONLY)
****	H10101	****
****	H10103	****
****	H10102	****
****	H10104	****
****	H10106	****
****	H10107	****
****	H10108	****
****	H10109	****
****	1110100	****
****	81E02A and 36E00A	****

EXHIBIT B

APPROVED MANUFACTURING LOCATIONS AND
 QUALIFIED MANUFACTURING EQUIPMENT

APPROVED MANUFACTURING LOCATION

Fourth Floor (until October 1, 2014 or such other earlier date as agreed by the both Parties)

QUALIFIED MANUFACTURING EQUIPMENT

NO.	Name	Model No.	Kimree code
1	Metal tube laser machine	HANS20Y	S-179001
2	Coil Winding M/C	YH390	S-41003 S-41015
3	Glass Fiber Auto Cutting M/C	YU-52	S-05006
4	Half auto crimping machine	宏鼎	S-142058 S-142047 S-142085 S-142089
5	Vacuum M/C	客供 client	S-137009 S-137010 S-137011 S-137012
6	Rolling machine	合德利	S-13006
7	E-Filling M/C	盛龙	S-12008
8	electronic balance	精密	J-04106
9	Scale	1g 200g	J-011005
10	Auto Mouthpiece Compress M/C	盛龙	S-12008
11	RTD machine	HM1200	J-62002 J-62003 J-62004 J-62005 J-62006 J-62007 J-62008 J-62009
12	compressor machine	OF1202	S-137003 S-137004 S-137005 S-137006 S-137007 S-137008
13	Dryer machine	5003	S-250001
14	Blister pack machine	希望	S-03006
15	Battery Assembly label sticking machine	冠天	S-01002 S-01005
16	Blister laser machine	HANS36K	S-179002
17	Case Label laser machine	HANS36K	S-180001
18	Paper box laser machine	HANS36K	S-179003

EXHIBIT C

SPECIFICATIONS AND PRODUCTION MATERIALS

BILL OF MATERIALS BY SKIT

The following Bills of Material are incorporated into this Agreement by reference:

H1010000000 Project Liquid Kit Chargers & Battery Assembly-20130507

H1010100000 Project Liquid Classic - 20130507

H1010200000 Project Liquid Classic Cartridge -20130507

H1010300000 Project Liquid Menthol -20130507

H1010400000 Project Liquid Menthol Cartridge - 20130507

H1010600000 Mark Ten Classic E-Cigarette V2- 20130925

H1010700000 Mark Ten Replacement Cartridges - Classic V2 - 20130925

H1010800000 Mark Ten Menthol E-Cigarette V2 - 20130925

H1010900000 Mark Ten Replacement Cartridges - Menthol V2 - 20130925

PRODUCT SPECIFICATIONS

Specification documents and artwork files referenced therein are incorporated into this Agreement by reference. All specification and artwork files have been previously delivered to the Manufacturer in preparation of delivering these Bills of Materials.

PRODUCT QUALITY REQUIREMENTS DOCUMENT

The following files are incorporated into this Agreement by reference, and have been previously provided to the Manufacturer.

Mark Ten PQRD 07032013 - Final Approved.xls

PACKAGING REQUIREMENTS DOCUMENTS

The following files are incorporated into this Agreement by reference, and have been previously provided to Manufacturer. Where materials have removed from these new products, disregard these portions of the instructions (e.g. silicone end caps, silver security tape, user guide and inserts).

Assembly Instructions E Cigs 051713.docx

Assembly Instructions Cartridges 051713.docx

DEVICE HISTORY FILE

Manufacturer will store and maintain the Device History File DIM and associated process requirements. Purchaser must approve the DHF prior to implementation.

CUSTOMER DESIGNATED PRODUCTION MATERIAL SUPPLIERS

Material Type	Supplier	Manufacturing Location
E-Liquid	Altria Compounds LLC.	Richmond, VA
Blister Material	Amcor Pharmaceutical Packaging USA, Inc.	Shelbyville, KY
Paperboard, Inserts and Foam	Cenveo, Inc.	Charlotte, NC
Cases	Fitzpatrick Container Company	North Wales, PA
Mouthpiece & Tube	RA Serafmi, Inc.	Gastonia, NC
Tube End Cap	Stockwell Scientific	Lake Charles, LA
Labels	WS Packaging Group, Inc.	Mason, OH Knoxville, TN

EXHIBIT D

SUPPLIER QUALITY SYSTEM REQUIREMENTS

Part A — General Provisions

1                                         Applicability
2.                                      Definitions

Part B — Personnel

1.                                      Resources
2.                                      Responsibility and Authority
3.                                      Quality Assurance Personnel
4.                                      Contamination Prevention
5.                                      Qualification, Education, and Training

Part C — Physical Plant and Grounds

1.                                      Plant Grounds, Facilities, and Sanitary Operations
2.                                      Physical Plant Construction and Design

Part D — Equipment and Utensils

1.                                      Equipment and Utensils
2.                                      Procedures, Records and Recordkeeping

Part E — Document Controls

1.                                      Procedures

Part F — Purchasing Controls

1.                                      General
2.                                      Evaluation of Suppliers

Part G — Identification and Traceability

Part H — Manufacture and Process Controls

1.                                      General Controls and Change Controls
2.                                      Process Controls and In-Process Specifications
3.                                      Sanitation Requirements
4.                                      Master Manufacturing Record
5.                                      Batch Manufacturing Records

Part I — Evaluation and Acceptance Activities

1.                                      Receiving Acceptance and In-Process Evaluation
2.                                      Finished Product Testing

Part J — Nonconforming Product

1.                                      Procedures for Nonconforming Product

Part K — Labeling and Packaging Operations

1.                                      Labeling and Packaging
2.                                      Repackaging and Relabeling

Part L — Holding and Delivery

1.                                      Handling and Storage
2.                                      Delivery
3.                                      Returned Product

Part M — Complaints

1.                                      Review and Investigation of Complaints
2.                                      Required Records

Part N — Corrective and Preventive Actions (CAPA)

1. General

Part O — Records and Recordkeeping

1.                                      General
2.                                      Record Retention

Part P — Communication

Part A — General Provisions

1.                                      Applicability

These Requirements apply to You and your Subcontractor or Subcontractors with respect to the manufacture, storage, labeling, packaging and delivery of the Finished Products, For the purpose of these Requirements, the term “You” includes not only American Accessories International, L.L.C. (AAI), but also Huizhou Kimree Technology Co., Ltd. (Kimree), and any other subcontractor that performs the activities addressed in these Requirements. “You” does not include the Production Materials suppliers.

2.                                      Definitions

In addition to the definitions in the Agreement, for the purpose of these Requirements, the following definitions also apply. Any capitalized term used but not defined in these Requirements has the definition provided in the Agreement. If there is a conflict between the definition of a term used in these Requirements and in the Agreement, the definition in these Requirements will apply to these Requirements and the definition in the Agreement will apply in the Agreement.

Agreement means the Production and Supply Agreement between Nu Mark LLC and AAI, to which these Requirements are attached and made a part.

Batch means the specific quantity of Finished Product manufactured during a specified time period defined as a Batch by You in the Master Manufacturing Record.

Complaint means any written, electronic, or oral communication received by Customer that alleges a deficiency related to the Quality of a Finished Product.

Contact Surface means any surface that comes in contact with a Production Material, Finished Product or Packaging during manufacture, processing, packaging, labeling, or storage.

Contaminant means an added substance not specified to be contained in the Production Material or Finished Product, including, but not limited to, filth or any substance that presents a risk of injury. Contaminate or Contamination refers to a contaminant in a Production Material, Finished Product, Packaging, or on a Contact Surface.

Finished Product means the electronic cigarettes, Cartridge refill packs and Accessory Kits that have completed the manufacturing, labeling and packaging process and are intended for delivery and sale. The term “Finished Product” as used in this Exhibit D means the same thing as “Product” as used in the main body of the Agreement and other Exhibits.

Label means a display of written, printed, or graphic matter on the Packaging of a Finished Product.

Master Manufacturing Record means the compilation of records containing the procedures and Specifications for manufacturing a Finished Product A Master Manufacturing Record may be prepared as a single document or file or may be prepared using an index system that specifies the location and identity of individual files, records, or documents that make up the Master Manufacturing Record.

Packaging means a pack, box, carton, container or wrapping (including film), in which a Finished Product is offered for sale, sold or delivered.

Pest means any objectionable insect or other animal including birds, rodents, flies, and beetles.

Physical Plant means all or part of the building or facility used for cc in connection with the manufacturing, packaging, labeling, or holding of a Production Material or Finished Product. Physical Plant means the same thing as “Approved Manufacturing Location” as used in the Agreement.

Production Material means the raw materials, components and sub-components used to manufacture the Finished Products.

Reprocessing means, in the manufacture of a Finished Product, using uncontaminated Production Materials that has been previously removed from manufacturing and are suitable for use in the subsequent manufacture of a Finished Product.

Quality means the Production Materials and Finished Product meet the Specifications and these Requirements and is not Contaminated.

Requirements means the criteria, procedures, processes and obligations with respect to the manufacture, storage, packaging and delivery of the Production Materials and Finished Products, as set forth in this document or otherwise communicated to You in writing.

Rework means action taken on a nonconforming Production Materials or Finished Product so that it is suitable for use before it is released for further processing or delivery.

Specifications means the Specifications described in Exhibit C to the Agreement.

Part B — Personnel

1.                                      Resources

You shall provide adequate resources, including the assignment of trained personnel, for the management, performance of work and assessment of activities necessary to meet these Requirements.

2.                                      Responsibility and Authority

You shall establish the appropriate responsibility, authority, and reporting relationships of personnel who manage, perform and assess work affecting Quality.

3.                                      Quality Assurance Personnel

You shall designate specific individuals to perform Quality assurance responsibilities. These personnel shall be qualified through appropriate education, experience and training to perform these responsibilities. These personnel may have responsibilities in addition to their Quality assurance responsibilities. These individuals shall be responsible for:

(a)                                 Assuring that all Production Materials, Labels, Packaging and Finished Products meet the Specifications and these Requirements and are not contaminated;

(b)                                 Assuring that all Production Materials and Finished Products manufactured, processed, packed, or held under contract by another entity meet the Specifications and Requirements; and

(c)                                  Reviewing and evaluating Complaints under Part M.

4.                                      Contamination Prevention

You shall establish and maintain requirements for the health, cleanliness, personal practices, and clothing of personnel if contact between such personnel and the Production Materials, Finished Products, or Packaging could reasonably be expected to result in Contamination.

5.                                      Qualification, Education, and Training

(a)                                 Each person engaged in manufacturing, testing, packaging, labeling, or holding Production Materials or Finished Products, or in performing any Quality control operations, shall have the education, background, training, and/or experience to adequately perform the person’s assigned functions.

(b)                                 You shall assign personnel qualified by education, training, and/or experience to supervise the manufacturing, testing, packaging, labeling, and holding of Production Materials and. Finished Products.

(c)                                  You shall establish procedures for identifying training needs and ensure that appropriate personnel are trained to adequately perform their assigned functions. Training shall be documented to assure that all personnel have a thorough understanding of their jobs. This documentation should include the date of the training, the type or title of the training, and the person(s) trained.

Part C — Physical Plant and Grounds

1.                                      Plant Grounds, Facilities, and Sanitary Operations

(a)                                 Grounds. You shall keep the grounds of your Physical Plant in a condition that protects against Contamination.

(b)                                 Physical Plant. You shall maintain your Physical Plant in a clean and sanitary condition and repair to the extent necessary to protect against Contamination.

(c)                                  Cleaning compounds, pesticides, and other toxic chemicals. You shall use cleaning compounds and pesticides in a manner that does not result in Contamination. These toxic chemicals shall be used and stored in a manner that prevents them from coming into contact with Finished Products, Production Materials, Packaging and Contact Surfaces.

(d)                                 Pest Control.

(1) You shall not allow animals in any area of your Physical Plant. Guard or guide dogs, however, are allowed as long as their presence will not result in Contamination, but they are not allowed in production areas.

(2) You shall take effective measures to minimize Pests at the Physical Plant and to protect against Contamination.

(3) When monitoring indicates the need for the use of insecticides, fumigants, fungicides, or rodenticides, such pesticides shall be used in accordance with label directions and applicable laws and regulations. You shall not contaminate the Production Materials, Finished Product, Packaging or Contact Surfaces when using pesticides.

(e)                                  Water Supply.

(1) You shall provide water that is safe and sanitary, at suitable temperatures and under pressure as needed for all uses.

(2) Water that is or may become a component of the Finished Product, i.e., is used as an ingredient or otherwise comes into contact with the Production Material or a Contact Surface, shall, at a minimum, not contaminate the Finished Product. Such water shall be potable and comply with the applicable drinking water standards.

(f)                                   Plumbing. The plumbing used in your Physical Plant shall be of an adequate size and design and maintained to:

(1) Carry sufficient amounts of water to required locations throughout the Physical Plant;

(2) Properly convey sewage and liquid disposable waste from your Physical Plant into an adequate sewage system or through other adequate means;

(3) Avoid being a source of Contamination or creating an Insanitary condition (e.g., not allow backflow or cross connection with wastewater or sewage); and

(4) Provide adequate floor drainage in all areas where the floors are subject to flooding-type cleaning or where normal operations release or discharge water or other liquid waste onto the floor.

(g)                                  Bathrooms. You shall provide your employees and guests with adequate, readily accessible bathrooms that are kept clean so as not to be a potential source of Contamination.

(h)                                 Hand-washing facilities. You shall provide adequate and accessible hand-washing facilities for manufacturing personnel.

(i)                                     Trash disposal. You shall collect, store, and dispose of trash in a manner that protects against Contamination. The handling, storage and disposal of trash shall not create malodors that could contaminate the Production Materials or Finished Products or result in the attraction, harborage or breeding of Pests.

(j)                                    Sanitation supervisors. You shall assign one or more employees to supervise overall sanitation. Each of these supervisors shall be qualified by education, training, and/or experience related to the development or supervision of sanitation programs.

(k)                                 Procedures. You shall establish procedures for cleaning the Physical Plant and for Pest control.

2.                                      Physical Plant Construction and Design

The Physic al Plant shall:

(a)                                 Be suitable in size, construction, and design to facilitate maintenance, cleaning, and sanitary operations necessary to protect against Contamination; and

(b)                                 Have adequate space for the placement of equipment and holding of Finished Products, Packaging, and Production Materials as is necessary to protect against Contamination or mix-ups of components during manufacturing, packaging, labeling, or holding.

Part D — Equipment and Utensils

1.                                      Equipment and Utensils

(a)                                 You shall use equipment and utensils that are of appropriate design, construction, and workmanship to enable them to be suitable for their intended use and to be adequately cleaned and properly maintained.

(b)                                 Equipment and utensils shall be adequately maintained and cleaned to prevent Contamination.

(c)                                  Instruments or controls used to measure, regulate, or record any information that is necessary to determine conformance with the Specifications or these Requirements or to protect against Contamination shall be:

(1) Accurate and precise for their intended use;

(2) Adequately maintained;

(3) Adequate in number for their designated uses; and

(4) Calibrated before first use and at the frequency specified by the manufacturer or at intervals necessary to ensure their accuracy and precision.

(d)                                 Equipment and utensils shall be removed, replaced or repaired when they no longer perform as designed or do not conform to the applicable reference standard.

(e)                                  Automated, mechanical, and electronic equipment (including software for computer controlled processes) shall be:

(1) Appropriate for, and function in accordance with, its intended use;

(2) Controlled to consistently meet the Specifications and these Requirements, including controls to account for any changes to such equipment; and

(3) Routinely calibrated, inspected, or checked to ensure proper performance.

2.                                      Procedures, Records and Recordkeeping

(a)                                 You shall establish procedures for fulfilling the requirements of this Part D, including procedures for:

(1) Calibrating instruments and controls that you use in manufacturing or testing the Production Materials or Finished Products;

(2) Calibrating, inspecting, and checking automated, mechanical, and electronic equipment;

(3) Maintaining, repairing, and cleaning, as necessary, all equipment, utensils, and any other Contact Surfaces that are used to manufacture, package, label, or hold Production Materials or Finished Products; and

(4) Identifying what actions are to be taken if calibration accuracy or precision is not met or post-maintenance/repair testing does not meet performance requirements.

(b)                                 Where the performance or accuracy of equipment and instruments used to manufacture or test the Production Materials or Finished Products may be necessary to assure that the Production Materials or Finished Products meet the Specifications and these Requirements, you shall document any calibration, maintenance, and/or repair each time it is performed.

(c)                                  You shall make and keep records of calibrations, inspections, and checks of automated, mechanical, and electronic equipment.

(d)                                 Where the performance of equipment may be necessary to assure that the Products meet the Specifications and these Requirements, you shall make and keep records of the controls that you use to ensure that the equipment functions in accordance with its intended use.

Part E —Document Controls

1.                                      Procedures

You shall establish and maintain procedures to control all documents that are required by these Requirements. The procedures shall provide for the following:

(a) Document approval and delivery. Quality assurance or otherwise qualified personnel shall review all documents establish to meet the requirements of this Part E for accuracy and approve them prior to issuance. The approval, including the date and identification of the individual(s) approving the document, shall be documented. Documents established to meet the requirements of this Part E shall be available at all locations for which they are designated, used, or otherwise necessary, and all documents established under this Part E that are obsolete shall be promptly removed from all points of use or otherwise prevented from unintended use.

(b)                                 Document changes. Changes to documents shall be reviewed and approved. Approved changes shall be communicated to the appropriate personnel in a timely manner. You shall maintain records of changes to documents. Change records shall include a description of the change, identification of the affected documents, the identification of the approving individual(s), the approval date, and when the change becomes effective.

Part F — Purchasing Controls

1.                                      General

(a)                                 You shall establish and maintain procedures to confirm that all purchased or otherwise received Production Materials, Labels and Packaging conform to the Specifications.

(b)                                 You shall establish and maintain data that clearly describes or references the Specifications for all received Production Materials and Packaging.

(c)                                  You shall have a documented change control process, which shall include the requirement that all suppliers notify You prior to making any changes to equipment, processes or Production Materials. Any change to an existing process, procedure, test method, specification, manufacturing control parameter, utility, equipment, instrument, vendor, Production Material, Production Material source, or document which may directly or indirectly impact the Quality of a Finished Product shall be approved by Customer and properly qualified prior to implementation.

2.                                      Evaluation of Suppliers

The following requirements apply to all suppliers other than suppliers specifically designated in the Specifications:

(a)                                 You shall establish and maintain requirements that must be met by your suppliers of Production Materials, Labels and Packaging.

(b)                                 You shall evaluate and select your suppliers on the basis of their ability to meet your specified requirements. The evaluation shall be documented.

(c)                                  You shall define the type and extent of control to be exercised over suppliers of Production Materials, Labels and Packaging based on the evaluation results.

(d)                                 You shall establish and maintain a list of qualified suppliers.

Part G — Identification and Traceability

1. You shall establish and maintain procedures for identifying the Finished Products, Production Materials, and Packaging during all stages of manufacture to prevent mix-ups. These procedures shall include:

(a) Identifying (electronically, by signage or other method of identification) all containers to identify their contents and, where necessary, the stage of processing of each Batch; and

(b)                                 Identifying (electronically, by signage, or other method of identification) all processing lines and equipment used during manufacturing to indicate their contents, including the name of the Production Materials and Finished Products and the specific Batch number, and, when necessary, the stage of processing of the Batch.

2. You shall establish and maintain procedures providing for traceability between a Finished Product and its Production Materials, Labels, and Packaging used to produce a given Batch.

3. You shall establish and maintain procedures providing for sufficient identification and traceability to isolates and retrieve Production Materials and Finished Products that might be affected by a product or process deviation.

4. Subject to the provisions of the Agreement, you shall provide assistance to Customer in conducting any Finished Product recalls, market withdrawals or other removals of Finished Product from commerce.

Part H — Manufacture and Process Controls

1.                                      General Controls and Change Controls

(a)                                 You shall develop, conduct, control, and monitor manufacturing processes to ensure that Production Materials and Finished Product conforms to the Specifications and these Requirements. Where deviations from the Specifications and these Requirements could occur as a result of the manufacturing process, you shall establish and maintain adequate process control procedures to ensure conformance to the Specifications and these Requirements. Where process control procedures are necessary, they shall include:

(1) Documented instructions or procedures that define and control the manner of manufacture;

(2) Monitoring and control of manufacturing processes to ensure conformance to the Specifications and these Requirements during manufacture; and

(3) A process for approving, in writ      g, new processes and process equipment or modifications thereto that includes pre-approval by Customer.

(b)                                 You shall establish and maintain procedures for (i) controlling the transfer of Specification changes to Subcontractor and (ii) changes to a process or procedure. Prior to implementation, such changes shall be approved by Customer and properly qualified.

2.                                      Process Controls and/or In-Process Specifications

You shall establish process controls and/or in-process specifications for any point, step, or stage in the manufacturing process where necessary to ensure that Production Materials and Finished Products are manufactured, packaged and labeled to ensure conformance to the Specifications and these Requirements. Such specifications shall be contained or referenced in the Master Manufacturing Record.

3.                                      Sanitation Requirements

You shall perform an assessment of potential biological, chemical, and physical hazards associated with the manufacturing operations and establish controls to prevent such hazards. Such controls should include, but not be limited to, a sanitation program to prevent Contamination of the Production Materials and Finished Product.

4.                                      Master Manufacturing Record

You shall prepare a Master Manufacturing Record for each Finished Product and obtain Customer’s approval. The information in the Master Manufacturing Record shall be based upon defined Finished Product development inputs from Customer and manufacturing scale-up processes. You shall ensure that the controls used in the manufacturing scale-up processes are appropriate for the Production Materials and Finished Products. The Master Manufacturing Record shall include, or reference the location of, the following information, where appropriate:

(a)                                 The Specifications;

(b)                                 Manufacturing methods, manufacturing procedures or any manufacturing environment requirements;

(c)                                  Quality control procedures;

(d)                                 Evaluation criteria and Quality control measures associated with any processing or reprocessing activities; and

(e)                                  Label and Packaging criteria and methods and processes used to ensure conformance with the Specifications and these Requirements.

5.                                      Batch Manufacturing Records

(a) You shall establish and maintain procedures to ensure that a Batch manufacturing record is prepared for each Batch. Such record shall include complete information relating to the manufacture and control of the Batch and accurately follows the appropriate Master Manufacturing Record and each step taken in the manufacture of the Batch. The Batch manufacturing record shall include, or refer to the location of, the following information:

(1) The date(s) of manufacture;

(2) The quantity of Finished Product manufactured;

(3) The quantity of Finished Product delivered;

(4) The records demonstrating the Finished Product in the Batch was manufactured in accordance with the Master Manufacturing Record;

(5) Any identification and control number(s) for the Finished Product and Production Materials, and any labels and Packaging included in the Finished Product; and

(6) A description of any Reprocessing or Rework associated with such Batch, including records demonstrating the Reprocessing or Rework conformed to the Master Manufacturing Record.

(b)                                 You shall prepare a template to be used for the Batch manufacturing records and obtain Customer’s approval before starting production under the Agreement.

Part I — Evaluation and Acceptance Activities

1.                                      Receiving Acceptance and In-Process Evaluation

(a)                                 You shall establish and maintain procedures for the acceptance of incoming Production Materials and Packaging to assure the Specifications are met.

(b)                                 You shall establish and maintain evaluation and testing procedures to ensure that the Specifications and requirements for in-process Production Materials and Finished Product are met.

(c)                                  You shall maintain records of all evaluation, testing and acceptance activities. These records shall include:

(1) Identification of incoming Production Materials or in-process Finished Product being evaluated;

(2) The dates of the evaluation or testing;

(3) The results of the evaluation or testing;

(4) The identity of the individual(s) conducting the evaluation or testing;

(5) Where appropriate, the equipment used; and

(6) The disposition of any incoming Production Materials or in-process Finished Product that fails the evaluation or testing.

2.                                      Finished Product Testing

(a)                                 You shall establish procedures for final acceptance of Finished Products to assure conformance to the Specifications and these Requirements.

(b)                                 You shall complete a Certificate of Analysis (COAs) in accordance with Exhibit E of the Agreement for each Batch. COAs shall be sent electronically to the individuals designated by the Customer for approval prior to release of the Batch for delivery. You shall not release the Batch until you receive the Customer’s approval of the COA.

(c)                                  When exceptions to the required process described in paragraph (b) above are deemed necessary, such exceptions must be documented in the form of an exception plan and mutually agreed upon. in advance with Customer.

(d)                                 You shall randomly select retain samples of the Finished Product that are representative of each Batch. These samples shall be stored under conditions that will preserve the Finished Product for maintenance of the traceability, integrity and Quality of the samples for at least two times the established shelf life of the Finished Product or one year, whichever is shorter, after delivery.

(e)                                  You also shall randomly select samples of the Finished Products that are representative of each Batch and ship them to Customer on the same Business Day as the electronic transfer of the COA The Batch and other relevant Quality and traceability information shall be included on the label of each sample. Each sample shall be packed in a manner that preserves its integrity and quality during transport to the Customer.

Part J — Nonconforming Product

1.         Procedures for Nonconforming Product

(a)                                 You shall establish and maintain a process to control Production Materials and Finished Products that do not meet Specifications and these Requirements or are contaminated. The process shall address the identification, documentation, evaluation, segregation, and appropriate disposition of such Production Materials and Finished Products. The process shall include promptly notifying the Customer of all such non-conformances.

(b)                                 Identification of nonconforming Production Materials and Finished Products shall include documentation of the identity and quantity of the nonconforming Production Material and Finished Product, the date the Production Material and Finished Product was identified as nonconforming, the nonconformance, and the identity of the person who determined the Production Material and Finished Product to be nonconforming.

(c)                                  Evaluation of the nonconformance shall include an assessment of the risk posed by the nonconformance and a determination of the need for an investigation into the cause of the nonconformance. Where an investigation is conducted, it shall include a review of relevant manufacturing records, data and any other relevant information necessary to determine the cause of the nonconformance and to eliminate these possible causes. If requested by Customer, you shall provide an investigation report to Customer.

(d)                                 Segregation of the nonconforming Production Material and Finished Product shall include clearly identifying and holding nonconforming Production Material and Finished Product in a manner that prevents mix-ups.

(e)                                  You shall obtain approval from Customer of the proposed disposition of nonconforming Production Material and Finished Product. Nonconforming Finished Product shall not be released for delivery or sale.

(f)                                   If approved by Customer, you may rework nonconforming Production Material and Finished Product to bring it into conformance with the Specifications and these Requirements. You must provide Customer with a plan for ensuring the reworked Production Material and Finished Product meets the Specifications and these Requirements and is not Contaminated.

(g)                                  You shall keep and maintain records of all activities required under this Part J.

Part K — Labeling and Packaging Operations

1.                                      Labeling and Packaging

You shall establish and maintain a process to control labeling and packaging activities.

(a)                                 Labels shall be printed and applied to Finished Products so as to remain legible and affixed during the customary conditions of processing, storage, handling, delivery, and sale.

(b)                                 You shall establish a process to ensure that labels received from your suppliers conform to the Specifications and these Requirements.

(c)                                  You shall manage label storage, label application and packaging operations to prevent mix-ups.

(d)                                 You shall ensure that the numbers, codes and/or markings used to identify the Batch are adequately applied to labels or Packaging on Finished Products.

(e)                                  You shall ensure that the Finished Products are handled and packed in a manner that maintains the Quality and integrity of the Finished Products during storage, handling, delivery and sale.

2.                                      Repackaging and Relabeling

You shall establish and maintain a process to manage repackaging and relabeling operations that meets the requirements set forth in the previous section. Customer must pre-approve any repackaging or relabeling activities.

Part L — Holding and Delivery

1.                                      Handling and Storage

You shall establish and maintain procedures to ensure the Finished Products are held under appropriate conditions to maintain the integrity and Quality of the Finished Products and to protect against the possibility of mix-up or Contamination.

2.                                      Delivery

You shall establish and maintain a process to ensure that the Finished Products are delivered under appropriate conditions to maintain the integrity and Quality of the Finished Products and to protect against mix-up or Contamination. You shall establish and maintain records that include:

(a)                                 The identification of the initial consignee;

(b)                                 The identification and quantity of the Finished Product shipped;

(c)                                  The date of shipment; and

(d)                                 Any code used to identify the Finished Products and/or Batch.

3.                                      Returned Finished Products

You shall establish procedures for the handling, storage and disposition of returned Finished Products that are adequate to prevent the mixing of returned Finished Products with other Finished Products.

Part M — Complaints

1.                                      Review and Investigation of Complaints

(a)                                 Upon request of Customer, Quality assurance or these qualified personnel shall review Complaint information and conduct an investigation commensurate with the type of investigation associated with nonconforming Production Materials and Finished Product.

(b)                                 Following review of Complaint information, you shall provide a preliminary response and estimated scope of any potential Quality issue back to Customer within 48 hours after the investigation is requested.

(c)                                  You shall conduct a detailed investigation upon request by Customer and provide the investigation results and/or Corrective / Preventive Action response back to Customer in writing within 10 days after receiving Customer’s initial request.

(d)                                 You shall conduct a mock exercise semi-annually to verify the appropriate level of traceability to respond to Complaints within the required time.

2.                                      Required Records

(a)                                 You shall make and keep the following Complaint records:

(1) Procedures for fulfilling the requirements of this Part M.

(2) A record of every Complaint investigation requested by Customer. The record shall include, where available, the following:

(i)                                     The name and description of the Finished Product;

(ii)                                  The Batch number of the Finished Product;

(iii)                               The date the Complaint was received;

(iv)                              The nature of the Complaint including, if known, how the Finished Product was used;

(v)                                 A record of the investigational activities performed; and

(vi)                              The findings of the investigation and immediate action(s) taken as a result of the investigation.

Part N — Corrective and Preventive Actions (CAPA)

1.                                      General

(a)                                 You shall establish and maintain a corrective action and preventive action program to address audit observations, process or Product Material and Finished Product deviations, nonconforming Production Materials and Finished Products or other Quality issues when the nature or the frequency of the issue warrants such action.

(b)                                 Such a program shall include the following:

(i)                                     An investigation of the root cause of the issue;

(ii)                                  Identification of the action(s) needed to correct and prevent recurrence of the issue;

(iii)                               Implementing such action(s);

(iv)                              Assessment and confirmation of the effectiveness of such action(s); and

(v)                                 Notification and review of such Quality issues and corrective and preventive actions at routine intervals agreed upon by the Customer;

(c)                                  You shall keep and maintain records of all activities required under this Part N.

Part O — Records and Recordkeeping

1.                                      General

(a)                                 You shall establish procedures to fulfill these Requirements.

(b)                                 You shall make and keep records required under these Requirements in accordance with this Part 0.

(c)                                  All records required by these Requirements shall be maintained at the Physical Plant or another location that is reasonably accessible to Customer’s employees or agents who are designated to perform inspections. Such records, including those not stored at the Physical Plant shall be made readily available to Customer’s employees or agents for inspection and copying when requested. Such records shall be legible and be stored in a manner that minimizes deterioration and protects against loss. Records stored in automated data processing systems shall be backed up.

(d)                                 Records shall be kept as original records, as true copies (such as photocopies, microfilm, microfiche, or other accurate reproductions of the original records), or as electronic records. If you use reduction techniques such as microfilming, you shall make suitable reader and photocopying equipment readily available to Customer.

2.                                      Record Retention

You shall keep records for at least 3 years beyond the date of manufacture of the last Batch of Finished Products associated with those records.

Part P — Communication

You shall provide immediate notification to Customer of the inspection by representatives of any regulatory or governmental agencies of any facility where Production Materials or Finished Product are received, stored or processed, and provide the results of such inspections to Customer as requested.

EXHIBIT E

CERTIFICATE OF ANALYSIS (COA) FORMS

The following COA forms are incorporated by reference into this Agreement:

Form Name	Brand	Product Code	Effective Date
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Menthol E-Cigarette	H1010300000	05272013
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Classic E-Cigarette	H1010100000	05272013
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Menthol Cartridge Refill Pack	H1010200000	05272013
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Classic Cartridge Refill Pack	H1010200000	05272013
Mark Ten Accessory Kit Certificate of Acceptability	Mark Ten Accessory Kit	H101000000	05272013
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Menthol E-Cigarette V2	H1010800000	TBD
Mark Ten E-Cigarette Kit Certificate of Acceptability	Mark Ten Classic E-Cigarette V2	H1010600000	TBD
Mark Ten Cartridge Kit Certificate of Acceptability	Mark Ten Menthol Replacement Cartridges V2	H1010900000	TBD
Mark Ten Cartridge Kit Certificate of Acceptability	Mark Ten Classic Replacement Cartridges V2	H1010700000	TBD

EXHIBIT F

Supplier Information Security Exhibit

The Manufacturer must ensure that the Information Systems (defined below) used to process, access, maintain, store, transmit and receive Altria Data (defined below) comply with the requirements in this Exhibit.

1.                                      Definitions: Any capitalized term used, but not defined, in this Exhibit, has the meaning given to that term in the Agreement.

1.1. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, Company. “Affiliate” includes entities in existence as of the effective date of the Agreement and entities that become Affiliates during the term of the Agreement.

1.2. “Altria Data” means any information belonging to or in the possession of Company or any Affiliate, or that has been generated by the Manufacturer for or on behalf of Company or any Affiliate, that is stored in an electronic format and has been classified or marked by the Company or its Affiliates as “Confidential”, “Personal Information”, “Highly Confidential” or “Ultra Trade Secret”, or is otherwise within the definition of Confidential Information of Company or its Affiliates in the Agreement.

1.3. “Highly Confidential Information” means highly proprietary information that, if disclosed, could cause irreparable harm to the Company or its Affiliates. Highly Confidential Information includes (but is not limited to) one or more of the following: (a) information that protects the brands of Company or its Affiliates, (b) information that would allow competitors to pre-empt or disrupt the current or future strategic plans or initiatives of Company or its Affiliates, or would likely cause irreparable harm to the competitive position of Company or its Affiliates, and (c) information that, if disclosed, could increase the risk of personal injury to the employees, agents, consumers or other stakeholders of Company or its Affiliates.

1.4. “Information Systems” means the Manufacturer’s operating systems, infrastructure, applications, software, processes, data records, and documentation used with respect to Altria Data.

1.5. “Personal Information” means any information that relates to an individual and which identifies, or can be used to identify, the individual (such as first and/or last name in combination with Social Security number, driver’s license number, financial account number, full date of birth, or health or medical information).

1.6. “Supplier Manager” means the individual designated by the Company as the Manufacturer’s primary contact with respect to the Agreement.

1.7. “Manufacturer Facility” means any facility owned or leased by the Manufacturer.

1.8. “Ultra Trade Secret Information” means extremely proprietary formula information (e.g., formula processing specifications for blends or flavors) that, if disclosed, could cause irreparable harm to the Company or any Affiliate by allowing a competitor to completely or partially duplicate a Company or any Affiliate product formula.

1.9. “User Access” means access for an individual user that provides the user with certain rights and privileges to access Altria Data.

2.                                      Compliance:

2.1. This Exhibit sets forth the minimum requirements that the Manufacturer must meet. The Manufacturer also must comply with industry best practices. The Manufacturer must comply with all applicable laws and regulations, including but not limited to, Mass. Regs. Code 201 § 17.00. The Company will provide written Guidelines that contain specific suggestions for best practices to the Manufacturer.

2.2. The Manufacturer must maintain a documented information security policy and implement procedures adequate to protect the confidentiality, integrity, and availability of Altria Data. The Manufacturer must develop, implement and maintain administrative, technical and physical safeguards at the network, system, server, database, workstation and application levels to protect the security, confidentiality, integrity and availability of Altria Data.

The Manufacturer must also establish and maintain written safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Altria Data. These procedures and safeguards must reflect industry best practices. The Manufacturer must update its procedures and safeguards at least once annually and more often, if necessary, to remain compliant with industry standards, industry best practices and applicable laws and regulations.

2.3. The Manufacturer must require each of its agents and subcontractors that process, access, maintain, transmit, transfer, dispose of, receive or store Atria Data to comply with the terms of this Exhibit. Company must pre-approve in writing any Manufacturer agent or subcontractor that will process, access, maintain, transmit, transfer; dispose of, receive or store Altria Data.

2.4. The Manufacturer must not co-mingle Altria Data with other data unless the Manufacturer has received the prior written consent of the Supplier Manager specifying whether physical co-mingling through use of a shared server is permitted, or whether both physical and logical co-mingling are permitted.

3.                                      Organization of Information Security:

3.1. The Manufacturer must initiate and control the implementation of its information security policy and procedures and must require that its policy and procedures be reviewed, tested and updated on a regular basis.

3.2. If the Agreement requires the Manufacturer to have an annual IT Security Certification (a “Certification”) performed, then the following requirements must be met:

a.                                      The Certification must assess the Manufacturer’s application of the information security principles of confidentiality, integrity and availability to the Altria Data.

b.                                      Within 30 days after the completion of the Certification, the Manufacturer must develop and execute a remediation plan to remove the vulnerabilities identified in the Certification. If requested by the Supplier Manager, the Manufacturer must provide to the Supplier Manager a copy of the remediation plan and status updates of the remediation plan, including a certification that the remediation plan has been successfully completed.

3.3. If the Agreement requires the Manufacturer to have an annual IT Security Vulnerability Assessment (an “Assessment”) performed, then the following requirements must be met:

a.                                      The Assessment must comply with standards that are at least as stringent as those included in the then-current version of the National Institute of Standards and Technology (MST) standard 800-115 Technical Guide to Information Security Testing and Assessment, and must, at a minimum, include a review of the Manufacturer’s: (i) external computer networks, (it) internal computer networks (including wireless networks), (iii) information security architecture, which is a consistent set of principles, policies and standards that sets the direction and vision for the secure development and operation of an organization’s business information systems so as to ensure alignment with and support for the business needs, (iv) physical security, and (v) Internet accessible web applications.

b.                                      Within 30 days after the completion of each Assessment, the Manufacturer must develop and execute a remediation plan to remove the vulnerabilities identified in the Assessment If requested by the Supplier Manager, the Manufacturer must provide to the Supplier Manager a summary of the Assessment and the remediation plan. If requested by the Supplier Manager, the Manufacturer must provide to the Supplier Manager status updates of the remediation plan, including a certification that the remediation plan has been successfully completed.

4.                                      Asset Management:

4.1. The Manufacturer must use only equipment owned or leased by the Manufacturer or the Company or Affiliate to process, access, maintain, transmit, receive, and store Altria Data. The Manufacturer may use Company or Affiliate-owned or leased equipment only as necessary to perform the Services and only for the benefit of the Company or its Affiliates. The Manufacturer must maintain an inventory of all Company or Affiliate-owned or leased equipment used at Manufacturer Facility. Inventory information must include all information necessary to recover or replace the equipment in the event of a disaster.

4.2. When the Company determines that it no longer has a business need for Altria Data in the Manufacturer’s possession, or upon the termination or expiration of the Agreement, the Manufacturer, as directed by the Company, must return the Altria Data to the Company in the media type required by the Company, or dispose of the Altria Data in accordance with standards at least as stringent as those included in the then-current version of the National Institute of Standards and Technology (NIST) standard 800-88 Guidelines for Media Sanitization. The Manufacturer must use only disposal contractors that comply with industry best practices and this Exhibit. The Manufacturer must certify in writing the date and methods for the return or destruction of Altria Data.

5.                                      Physical and Environmental Security:

5.1. The Manufacturer must process, access, maintain, transmit, receive, and store Altria Data only at the Manufacturer Facilities unless otherwise approved in writing by the Company. The Manufacturer may not move any Altria Data from one Manufacturer Facility to another Manufacturer Facility unless the Manufacturer has obtained Company’s prior written approval The Manufacturer may not process, maintain, transmit, or store Altria Data at any facility outside of the United States unless otherwise approved in writing by the Company.

5.2. The Manufacturer must implement physical controls necessary to restrict access to areas containing Altria Data at Manufacturer Facility. The Manufacturer must ensure that its computer rooms are protected against unauthorized access by suitable intrusion detection systems and other appropriate means as determined by the Manufacturer. The Manufacturer must test these systems regularly. The Manufacturer must provide physical security for equipment used to generate, store, and archive encryption keys.

5.3. The Manufacturer must implement fire suppression and safety systems at Manufacturer Facility as necessary to protect Altria Data from fire, flood, and other disasters.

5.4. The Manufacturer must ensure that an uninterruptible power supply is provided to all critical equipment as identified by the Supplier Manager.

5.5. The Manufacturer must ensure that all equipment used to store Altria Data is maintained according to the manufacturer’s recommendations and specifications. The Manufacturer must ensure that only qualified and authorized maintenance personnel repair and service this equipment The Manufacturer must obtain the Company’s prior approval before transporting any equipment that contains Altria Data off site for repairs or maintenance. The Manufacturer must remove all Personal Information, Highly Confidential Information and Ultra Trade Secret Information from equipment before it is sent off-site for repair or maintenance.

5.6. The Manufacturer must use two-factor authentication for access to areas within Manufacturer Facilities that contain Ultra Trade Secret Information.

6.                                      Communications and Operations Management

6.1. The Manufacturer must ensure that Personal Information, Highly Confidential Information and Ultra Trade Secret Information are encrypted while being transmitted, transported and at rest.

6.2. The Manufacturer must comply with standards at least as stringent as those included in the then-current version of the National Institute of Standards and Technology (NIST), Special Publication 800-48, (“Wireless Network Security”) for securing its wireless networks.

6.3. The Manufacturer must ensure that all Altria Data transmitted via a Public Data Network is encrypted. “Public Data Network” means a network established and operated specifically for providing data transmission services for the public.

6.4. The Manufacturer must implement, update and maintain controls as necessary to prevent and detect unauthorized access or intrusions, computer viruses and other malware on its Information Systems.

6.5. The Manufacturer must implement, update and maintain appropriate controls to reduce the risk of collusion, violations of segregation of duties requirements, accidental or intentional misuse of Altria Data and unauthorized modifications of its Information Systems.

6.6. The Manufacturer must implement, update and maintain appropriate back-up procedures to prevent the loss of Altria Data.

6.7. The Manufacturer must notify the Supplier Manager of any proposed change to its Information Systems that could negatively impact the delivery of the Services. The Manufacturer must obtain the Company’s prior written approval before implementing any changes into its Information Systems production environment.

6.8. The Manufacturer may not transmit any Personal Information or Ultra Trade Secret Information outside of its computer network unless authorized by the Supplier Manager.

6.9. The Manufacturer must not allow any Altria Data to be stored on any non-Manufacturer owned or leased portable devices (e.g. PDA, Blackberry, cell phone). The Manufacturer may use the Manufacturer owned or leased portable devices for the temporary storage (no more than 30 days) of Altria Data only.

6.10. Removable Media

a.                                      The Manufacturer may use Removable Media for the temporary storage of Altria Data only, except where Removable Media is used to meet the Manufacturer’s disaster recovery requirements as required in the Agreement. “Removable Media” means any media type used to store electronic data that can be removed easily from a computer, including, but not limited to tapes, disks, flash drives, external or removable hard drives or DVDs. The Manufacturer may not store the only copy of any Altria Data on Removable Media.

b.                                      The Manufacturer must ensure that all Altria Data stored on Removable Media is encrypted, unless otherwise approved in writing by the Supplier Manager.

c.                                       The Manufacturer must ensure that all Removable Media is stored in a safe, secure environment and in accordance with the manufacturer’s specifications.

d.                                      The Manufacturer must obtain written permission from the Supplier Manager before transporting Removable Media from a Manufacturer Facility. The Manufacturer must ensure that only authorized persons transport Removable Media. The Manufacturer must install passwords on the Removable Media before giving it to the transportation carrier. The Manufacturer must use a nationally recognized transportation carrier for Removable Media that contains Highly Confidential, Personal Information or Ultra Trade Secret Information, transport such Removable Media in locked containers only, and obtain a written receipt acknowledging that the Removable Media was received at the destination. The Manufacturer must maintain accurate records of all transfers of Removable Media.

7.                                      Access Control:

7.1. The Manufacturer must not allow any shared access to Altria Data unless approved by the Supplier Manager.

7.2. The Manufacturer must require two-factor authentication fa- User and Privileged Access to Ultra Trade Secret Information.

7.3. The Manufacturer may only grant User Access to its personnel who have a legitimate business need for access and must use the “Principle of Least Privilege” when granting User Access. “Principle of Least Privilege” means that a user is given no more privilege than is required for the user to perform his or her duties and is given access only for as long as the user performs these duties. The Manufacturer must review and update User Access rights at least semi-annually.

7.4. The Manufacturer must implement a written process for granting Privileged Access. “Privileged Access” means access to an Information System or application functionality that is greater than the access level normally granted to users. The Manufacturer must grant Privileged Access only to those users who have a legitimate business need for such access and only for so long as these users continue to have a legitimate business need for Privileged Access. The Manufacturer must review and update Privileged. Access rights at least once during each calendar quarter.

7.5. Ali User and Privileged Access must be logged and auditable. The Manufacturer must maintain and periodically review user logs with respect to:

a. All authorized and unauthorized access attempts to Altria Data. Logs of Privileged User access must be maintained for at least six months. The Manufacturer must review user access logs with respect to Highly Confidential, Personal Information and Ultra Trade Secret Information at least semi-annually for irregularities or patterns of suspicious use.

b. All changes and attempted changes to the Manufacturer’s Information Systems security settings and controls.

7.6. The Manufacturer must implement and maintain password controls that are at least as stringent as industry standards.

7.7. The Manufacturer must implement and maintain controls consistent with industry best practices to prevent and detect unauthorized access to Altria Data by any person or computer system.

8.                                      Information Systems Acquisition, Development and Maintenance:

8.1. The Manufacturer must implement appropriate procedures to validate input data and to detect data corruption.

8.2. The Manufacturer must implement and update baseline security configurations for its Information Systems in accordance with industry best practices.

8.3. The Manufacturer must maintain written documentation of its ownership of all software licenses, master disks and manuals used to support the Services. The Manufacturer must take all commercially reasonable steps to ensure that all software used to support the Services is kept up to date (at least N-1) and is supported by the software vendor.

8.4. The Manufacturer must ensure that no Altria Data containing Highly Confidential, Personal Information or Ultra Trade Secret Information is stored in a non-production environment.

9.                                      Information Security Incident Management: The Manufacturer must implement internal controls to ensure that weaknesses in its internal information security controls are detected and reported promptly to the Manufacturer. The Manufacturer must report information security breaches to the Company as provided in the Agreement.

EXHIBIT G

Annual Compliance Certification

I,                       , [POSITION] of Huizhou Kimree Technology Co., Ltd. (“Kimree”), declare and state:

1.             I represent and certify that Kimree and each of its direct or indirect owners or other financial interest holders (“Owners”), directors, employees, and every other person working for it, or on its behalf (“Representatives”), have not, in connection with any transactions related to this Agreement or any other work for the Purchaser made, offered or promised to make, or transferred any payment or anything of value, directly or indirectly, to any Domestic Government Official or Foreign Government Official, or to any third party for payment to any Domestic Government Official or Foreign Government Official, to improperly obtain, retain, or direct business or secure an improper advantage (collectively, “Improper Conduct”) or taken any other action, directly or indirectly, to violate any applicable laws and regulations prohibiting public or commercial bribery, extortion, kickbacks, or other unlawful or improper means of conducting business (collectively, the “Legislation”). For purposes of this Agreement, “Domestic Government Official” means the People’s Republic of China (“PRC”) national or local government officers and employees, any private person acting in an official capacity for or on behalf any People’s Republic of China national or local governmental entity (such as a consultant retained by a government agency), officers and employees of companies in which a PRC national or local government owns a controlling interest who in the ordinary performance of their official governmental duties have the ability to influence the Manufacturer’s performance under the Agreement. “Foreign Government Official” means officers and employees of any non-PRC national, regional, local, or other foreign government, any private person acting in an official capacity for or m behalf of any such non-PRC governmental entity (such as a consultant retained by a foreign government agency), officers and employees of companies in which a non-PRC government owns an interest, candidates for non-PRC political office at any level, non-PRC political parties and their officials, and officers, employees, or official representatives of public (quasi-governmental) international organizations (such as the United Nations, World Bank, or International Monetary Fund).

2.             I represent and certify that Kimree and each of its Owners and directors, and each of its employees and Representatives working for it, or on its behalf, in connection with any transactions related to this Agreement or any other work for the Purchaser, are knowledgeable regarding their obligations under the Legislation and their obligation to not engage in Improper Conduct, and have taken appropriate steps to ensure compliance with those obligations.

3.             I represent and certify that neither Kimree nor any of its Owners and directors, nor, to its knowledge, any of its employees or Representatives, is (i) a Domestic Government Official, (ii) a Foreign Government Official, or (iii) an immediate relative of a Foreign Government official or that it has fully described any such relationship in writing to the Purchaser.

4.             I represent and certify that all expenses and other payments of Kimree and its Representatives are accurate and supported by detailed records and do not violate the Legislation or this Agreement and that Kimree keeps ac curate books, accounts, and records.

5.             I declare that the foregoing statements are true and correct.

EXHIBIT H

Memorandum of Understanding

SCHEDULE 1

Termination Fee Schedule

Termination Fee Schedule

Termination Fee = Accumulated Interest + End Principal Balance

Loan amount	$20,000,000.00	Monthly payment	$336,674.92
Annual interest rate	6.550%	Number of payments	72
Loan period in years	6	Total interest	$4,240,593.99
Start date of loan	2013/11/1	Total cost of loan	$24,240,593.99

No.	Payment Date	Beginning Balance	Payment	Principal	Interest	Accumulated Interest	End Principal Balance	Termination Fee
1	2013/12/1	$20,000,000.00	$336,674.92	$227,508.25	$109,166.67	$109,166.67	$19,772,491.75	$19,881,658.42
2	2014/1/1	$19,772,491.75	$336,674.92	$228,750.07	$107,924.85	$217,091.52	$19,543,741.68	$19,760,833.20
3	2014/2/1	$19,543,741.68	$336,674.92	$229,998.66	$106,676.26	$323,767.77	$19,313,743.02	$19,637,510.80
4	2014/3/1	$19,313,743.02	$336,674.92	$231,254.07	$105,420.85	$429,188.62	$19,082,488.96	$19,511,677.58
5	20141411	$19,082,488.96	$336,674.92	$232,516.33	$104,158.59	$533,347.21	$18,849,972.62	$19,383,319.83
6	20141511	$1 8,849,972.62	$336,674.92	$233,785.48	$102,889.43	$636,236.64	$18,616,187.14	$19,252,423.78
7	2014/6/1	$18,616,187.14	$336,674.92	$235,061.56	$101,613.35	$737,850.00	$18,381,125.58	$19,118,975.58
8	2014/7/1	$18,381,125.58	$336,674.92	$236,344.61	$100,330.31	$838,180.31	$18,144,780.97	$18,982,961.28
9	2014/8/1	818,144,780.97	$336,674.92	$237,634.65	$99,040.26	$937,220.57	$17,907,146.32	$18,844,366.89
10	2014/9/1	$17,907,146.32	$336,674.92	$238,931.74	$97,743.17	$1,034,963.74	$17,668,214.58	$18,703,178.32
11	2014/10/1	$17,668,214.58	$336,674.92	$240,235.91	$96,439.00	$1,131,402.75	$17,427,978.67	$18,554,381.41
12	2014/11/1	$17,427,978.67	$336,674.92	$241,547.20	$95,127.72	$1,226,530.46	$17,186,431.47	$18,412,961.93
13	2014112/1	$17,186,431.47	$336,674.92	$242,865.64	$93,809.27	$1,320,339.74	$16,943,565.82	$18,263,905.56
14	2015/1/1	$16,943,565.82	$336,674.92	$244,191.29	$92,483.63	$1,412,823.37	$16,699,374.53	$18,112,197.90
15	2015/2/1	$16,699,374.53	$336,674.92	$245,524.16	$91,150.75	$1,503,974.12	$16,453,850.37	$17,957,824.49
16	2015/3/1	$16,453,850.37	$336,674.92	$246,864.32	$89,810.60	$1,593,784.72	$16,206,986.05	817,840,770.77
17	2015/4/1	$16,206,986.05	$336,674.92	$248,211.78	$88,463.13	$1,682,247.85	$15,958,774.27	$17,641,022.12
18	2015/5/1	$15,958,774.27	$336,674.92	$249,566.61	$87,108.31	$1,769,356.16	$15,709,207.66	$17,478,563.82
19	2015/6/1	$15,709,207.66	$336,674.92	$250,928.82	$85,746.09	$1,855,102.25	$15,458,278.84	$17,313,381.09
20	2015/7/1	$15,458,278.84	$336,674.92	$252,298.48	$84,376.44	$1,939,478.69	$15,205,980.36	$17,145,459.05
21	2015/8/1	$15,205,980.36	$336,674.92	$253,675.61	$82,999.31	$2,022,478.00	$14,952,304.75	$16,974,782.75
22	2015/9/1	814,952,304.75	$336,674.92	$255,060.25	$81,614.66	$2,104,092.66	$14,697,244.50	$16,801,337.16
23	2015/10/1	$14,697,244.50	$336,674.92	$256,452.46	$80,222.46	$2,184,315.12	$14,440,792.04	$16,625,107.17
24	2015/11/1	$14,440,792.04	$336,674.92	$257,852.26	$78,822.66	$2,263,137.78	$14,182,939.78	$16,446,077.56
25	2015/12/1	$14,182,939.78	$336,674.92	$259,259.70	$77,415.21	$2,340,552.99	$13,923,680.08	$16,264,233.07
26	2016/1/1	$13,923,680.08	$336,674.92	$260,674.83	$76,000.09	$2,416,553.08	$13,663,005.25	$16,079,558.33
27	2016/2/1	$13,663,005.25	$336,674.92	$262,097.68	$74,577.24	$2,491,130.32	$13,400,907.57	$15,892,037.89
28	2016/3/1	$13,400,907.57	$336,674,92	$263,528.30	$73,146.62	$2,564,276.94	$13,137,379.27	$15,701,656.21
29	21116/4/1	$13,137,379.27	$336,674.92	$264,966.72	$71,708.20	$2,635,985.13	$12,872,412.55	$15,508,397.69
30	2016/5/1	$12,872,412.55	$336,674.92	$266,413.00	$70,261.92	$2,706,247.05	$12,605,999.55	$15,312,246.61
31	2016/6/I	$12,605,999.55	$336,674.92	$267,867.17	$68,807.75	$2,775,054.80	$12,338,132.39	$15,113,187.18
32	2016/7/1	$ I 2,338,132.39	$336,674.92	$269,329.28	$67,345.64	$2,842,400.44	$12,068,803.11	$14,911,203.55
33	2016/8/1	£12,068,803.11	$336,674.92	$270,799.37	$65,875.55	$2,908,275.99	$11,798,003.74	$14,706,279.73
34	2016/9/1	$11,798,003.74	$336,674.92	$272,277.48	$64,397.44	$2,972,673.43	$11,525,726.26	$14,498,399.69
35	2016/10/1	$11,525,726.26	$336,674.92	$273,763.66	$62,911.26	$3,035,584.68	$11,251,962.60	$14,287,547.28
36	2016/11/1	$11,251,962.60	$336,674.92	$275,257.95	$61,416.96	$3,097,001.64	$10,976,704.65	$14,073,706.29

							3RD YEAR PAYMENT:	$3,097,001.64

No.	Payment Date	Beginning Balance	Payment	Principal	Interest	Accumulated Interest	End Principal Balance	Termination Fee
37	2016/12/1	$10,976,704.65	$336,674.92	$276,760.40	$59,914.51	$59,914.51	$10,699,944.24	$10,759,858.76
38	2017/1/1	$10,699,944,24	£336,674.92	$278,271.05	858,403.86	$118,318.38	$10,421,673.19	$10,539,991.57
39	2017/2/1	$10,421,673.19	$336,674.92	$279,789.95	$56,884.97	$175,203.34	$10,141,883.24	$10,317,086.58
40	2017/3/1	$10,141,883.24	$336,674.92	$281,317.14	$55,357.78	$230,561.12	$9,860,566.10	$10,091,127.22
411	2017/4/1	$9,860,566.10	$336,674.92	£282,852.66	$53,822.26	$284,383.38	$9,577,713.44	$9,862,096.82
42	2017/5/1	$9,577,713.44	$336,674.92	$284,396.56	$52,278.35	$336,661.73	$9,293,316.88	$9,629,978.61
43	2017/6/1	$9,293,316.88	$336,674.92	$285,948.90	$50,726.02	$387,387.75	$9,007,367.98	$9,394,755.74
44	2017/7/1	$9,007,367.98	$336,674.92	$287,509.70	$49,165.22	$436,552.97	$8,719,858.28	$9,156,411.25
45	2017/8/1	$8,719,858.28	$336,674.92	$289,079.02	$47,595.89	$484,148.86	$8,430,779.26	$8,914,928.12
46	2017/9/1	$8,430,779.26	£336,674.92	$290,656.91	$46,018.00	$530,166.86	$8,140,122.35	$8,670,289.21
47	2017/10/1	$8,140,122.35	336,674.92	$292,243.42	$44,431.50	$574,598.37	$7,847,878.93	$8,422,477.30
48	2017/11/1	$7,847,878.93	$336,674.92	$293,838.58	$42,836.34	$617,434.71	$7,554,040.35	$8,171,475.06
49	2017/12/1	$7,554,040.35	$336,674.92	$295,442.45	$41,232.47	$658,667.18	$7,258,597.91	$7,917,265.08
50	2018/1/1	$7,258,597.91	$336,674.92	$297,055.07	$39,619.85	$698,287.02	$6,961,542.84	$7,659,829.86
51	2018/2/1	$6,961,542.84	$336,674.92	8298,676.50	$37,998.42	$736,285.44	$6,662,866.34	$7,399,151.79
52	2018/3/1	$6,662,866.34	$336,674.92	$300,306.77	$36,368.15	$772,653.59	$6,362,559.57	$7,135,213.16
53	2018/4/1	$6,362,559.57	$336,674.92	$301,945.95	$34,728.97	$807,382.56	$6,060,613.63	$6,867,996.19
54	2018/5/1	$6,060,613.63	$336,674.92	$303,594.07	$33,080.85	$840,463.41	$5,757,019.56	$6,597,482.97
55	2018/6/1	$5,757,019.56	$336,674.92	$305,251.18	$31,423.73	$871,887.14	$5,451,768.38	$6,323,655.52
56	2018/7/1	$5,451,768.38	$336,674.92	$306,917.35	$29,757.57	$901,644.71	$5,144,851.03	$6,046,495.74
57	2018/8/1	$5,144,851.03	$336,674.92	$308,592.60	$28,082.31	$929,727.02	$4,836,258.42	$5,765,985.45
58	2018/9/1	$4,836,258.42	$336,674.92	$310,277.01	$26,397.91	$956,124.93	$4,525,981.42	$5,482,106.35
59	2018/10/1	$4,525,981.42	$336,674.92	$311,970.60	$24,704.32	$980,829.25	$4,214,010.82	$5,194,840.06
60	2018/11/1	$4,214,010.82	$336,674.92	$313,673.44	$23,001.48	$1,003,830.72	$3,900,337.37	$4,904,168.10
61	2018/12/1	$3,900,337.37	$336,674.92	$315,385.58	$21,289.34	$1,025,120.07	$3,584,951.80	$4,610,071.87
62	2019/1/1	$3,584,951.80	$336,674.92	$317,107.05	$19,567.86	$1,044,687.93	$3,267,844.75	$4,312,532.67
63	2019/2/1	$3,267,844.75	$336,674.92	$318,837.93	$17,836.99	$1,062,524.91	$2,949,006.81	$4,011,531.73
64	2019/3/1	$2,949,006.81	$336,674.92	$320,578.25	$16,096.66	$1,078,621.58	$2,628,428.56	$3,707,050.14
65	2019/4/1	$2,628,428.56	$336,674.92	$322,328.08	$14,346.84	$1,092,968.41	$2,306,100.48	$3,399,068.90
66	2019/5/1	$2,306,100.48	$336,674.92	$324,087.45	$12,587.47	$1,105,555.88	$1,982,013.03	$3,087,568.91
67	2019/6/1	$1,982,013.03	$336,674.92	$325,856.43	510,818.49	$1,116,374.37	$1,656,156.60	$2,772,530.97
68	2019/7/1	$1,656,156.60	$336,674.92	$327,635.06	$9,039.85	$1,125,414,22	$1,328,521.54	$2,453,935.76
69	2019/8/1	$1,328,521.54	$336,674.92	$329,423.40	$7,251.51	$1,132,665.74	$999,098.14	$2,131,763.87
70	2019/9/1	$999,098.14	$336,674.92	$331,221.51	$5,453.41	$1,138,119.15	$667,876.63	51,805,995.78
71	2019/10/1	$667,876.63	$336,674.92	$333,029.42	$3,645.49	$1,141,764.64	$334,847.21	$1,476,611.85
72	2019/11/1	5334,847.21	$336,674.92	$334,847.21	$1,827.71	$1,143,592.35	$0.00	$1,143,592.35

							FINAL PAYMENT:	$1,143,592.35